UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VeriFone Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount previously paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

February 11, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“Verifone”). We will hold the meeting on Thursday, March 24, 2016 at 9:30 a.m., local time, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2016 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2, 3 and 4 in the Notice of Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting. On or about February 11, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our 2016 Proxy Statement and 2015 Annual Report (the “Annual Report”) over the Internet and vote online or by phone. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of Verifone.

Sincerely,

Alex W. (Pete) Hart
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“Verifone”) will be held on March 24, 2016 at 9:30 a.m., local time, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134, to conduct the following items of business:

1.	Election of nine directors to our Board of Directors for one-year terms;

2.	Approval of the Amended and Restated Verifone Bonus Plan;

3.	An advisory vote to approve the compensation of our named executive officers;

4.	Ratification of the selection of Ernst & Young LLP as Verifone’s independent registered public accounting firm for our fiscal year ending October 31, 2016; and

5.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock as of 5:00 p.m. Eastern Standard Time on January 28, 2016, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of Verifone stock as of 5:00 p.m. Eastern Standard Time on January 28, 2016, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Standard Time on January 28, 2016. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice of Internet Availability of Proxy Materials or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

Paul Galant	Albert Liu
Chief Executive Officer	Corporate Secretary

February 11, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 24, 2016: This Notice of Annual

Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

i

VERIFONE SYSTEMS, INC.

88 W. PLUMERIA DRIVE

SAN JOSE, CA 95134

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Systems, Inc. (“Verifone,” the “Company,” “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2016 Annual Meeting of Stockholders on Thursday, March 24, 2016 at 9:30 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about February 11, 2016.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of Verifone stock as of 5:00 p.m. Eastern Standard Time on January 28, 2016, as well as an acceptable form of personal photo identification. If you are a registered stockholder, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Standard Time on January 28, 2016.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). As a result, we furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail which provides the website and other information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice will be mailed on or about February 11, 2016.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. The Notice will provide instructions on how to vote over the Internet or by phone.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Record Date; Voting Rights

Only stockholders of record as of 5:00 p.m. Eastern Standard Time on January 28, 2016 will be entitled to vote at the Annual Meeting. As of that date, there were 110,162,139 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 89 stockholders of record. For information regarding security ownership by executive officers and directors and by beneficial owners of more than 5% of Verifone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting Procedures

If you are a stockholder of record as of the record date, you may vote your shares over the Internet or by telephone by following the instructions set forth on the Notice or the proxy card mailed to you, or by mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet service providers, that must be borne by the stockholder.

Votes submitted by mail, telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on March 23, 2016. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

Quorum

The holders of a majority of the outstanding shares of common stock as of 5:00 p.m. Eastern Standard Time on January 28, 2016, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under rules of the New York Stock Exchange (“NYSE”), which apply to us, the election of directors (Proposal 1), the approval of the Verifone Amended and Restated Bonus Plan (Proposal 2) and the advisory vote to approve the compensation of our fiscal 2015 named executive officers (the “NEOs”) (Proposal 3) are matters on which a broker may not vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to these proposals, your shares will not be voted on these “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•      A vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) is required for the election of each director. Abstentions will have no effect on the election of directors.

• Approval of the Verifone Amended and Restated Bonus Plan.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

• Advisory vote to approve the compensation of our NEOs.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

• Ratification of appointment of Ernst & Young LLP as Verifone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

Verifone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on Verifone’s website, http://www.verifone.com, and by the directors, officers and employees of Verifone, for which they will not receive additional compensation. Verifone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute and return the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees (Proposal 1), “FOR” the approval of the Verifone Amended and Restated Bonus Plan (Proposal 2), “FOR” the advisory vote to approve the compensation of our NEOs (Proposal 3), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2016 (Proposal 4) and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2017 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2017 Annual Meeting of Stockholders.

In the event a stockholder wishes to have a proposal considered for presentation at our 2017 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than October 14, 2016, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2016 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at the 2017 Annual Meeting, notice must be received by our Secretary at our principal offices, no later than December 24, 2016, which is the date 90 days prior to the first anniversary of the 2016 Annual Meeting. However, in the event that the date of the 2017 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such notice must comply with the requirements set out in our bylaws.

The mailing address for our Secretary is our principal offices at 88 W. Plumeria Drive, San Jose, CA 95134.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board to be considered independent under NYSE rules, our Board must determine that the director does not have a material relationship (as described below) with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

Our Board has undertaken a review of our directors’ independence in accordance with standards that our Board and our Corporate Governance and Nominating Committee have established to assist our Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will, if present, be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by our Board, our Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in our Board’s judgment, is material.

Our Board has determined that Mr. Alspaugh, Ms. Austin, Mr. Hart, Mr. Henske, Ms. Millard, Mr. Raff, Mr. Schwartz and Ms. Thompson are independent under NYSE rules.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation. The director is a current partner or employee of our internal or external auditor; a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor; or the director or an immediate family member of the director was a partner or employee of such a firm and personally worked on our audit within the last five years.

Business Transactions. The director is an employee of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues, or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment. The director was our employee at any time during the past five years or a member of the director’s immediate family was one of our executive officers in the prior five years. However, the employment of a director on an interim basis as Chairman of the Board, Chief Executive Officer or other executive officer of Verifone shall not disqualify a director from being considered independent following that employment.

Interlocking Directorships. During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of our current executive officers served at the same time on the compensation committee (or similar committee) of that company.

Other Compensation. A director or an immediate family member of a director received more than $100,000 per year in direct compensation from us, other than director and committee fees, in the past five years.

Investment Banking or Consulting Services. A director is a partner or officer of an investment bank or consulting firm that performs substantial services to us on a regular basis.

Immaterial Relationships

The following relationships shall be deemed immaterial and will not be considered for purposes of determining director independence:

Affiliate of Stockholder. A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is one of our stockholders.

Certain Business Transactions. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from Verifone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees. The receipt by a director from us of fees for service as a member of our Board and committees of our Board.

Other Relationships. Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial as described above to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that provide the framework within which our Board directs our corporate governance. Our Corporate Governance and Nominating Committee reviews these guidelines annually and recommends changes to our Board for approval as appropriate. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, http://ir.verifone.com, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on the Investor Relations section of our website, http://ir.verifone.com, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of our employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of the SEC’s Regulation S-K at http://ir.verifone.com.

Director Attendance at Meetings

Although our Board recognizes that scheduling conflicts may occasionally prevent a director from attending a Board or stockholder meeting, our Board expects each director to make every reasonable effort to keep such absences to a minimum. During fiscal 2015, each of our directors attended not less than 75% of the total number of meetings of our Board and the committees of our Board on which such director served. At the 2015 Annual Meeting of Stockholders, all of our directors then in office were in attendance. In fiscal 2015, our Board held a total of seven meetings.

Executive Sessions

Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is Mr. Hart, the Chairman of the Board.

Communications with Directors

Any interested party may direct communications to individual directors, including the Chairman of the Board, a board committee, the independent directors as a group or our Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or our Board as a whole c/o Secretary, VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134. Our Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to our business, management or governance.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com, and is available in print to any stockholder who requests it, and defines our Audit Committee’s duties and responsibilities to include:

•	Reviewing our internal accounting procedures, systems of internal controls, financial statements, our code of conduct and compliance systems with respect to legal and regulatory requirements;

•	Reviewing the work performed by our internal auditors, including the results and scope of their audits;

•	Reviewing and approving the services provided by and compensation for our independent registered public accounting firm, including the results and scope of its audits; and

•	Reviewing and approving all related party transactions.

Our Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of our Audit Committee. Our Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any pre-approvals made under delegated authority are presented to our Audit Committee at its next scheduled meeting.

In fiscal 2015, our Audit Committee met eight times, and met in executive session without management present at each such meeting. Our Board and our Corporate Governance and Nominating Committee have determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of our Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com, and is available in print to any stockholder who requests it, which defines our Compensation Committee’s purposes and responsibilities to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determining and approving our CEO’s compensation level based on this evaluation;

•

Determining and approving non-CEO executive officer compensation, making recommendations to our Board with respect to incentive compensation plans and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, administering these plans, and discharging any responsibilities imposed on our Compensation Committee by any of these plans;

•	Approving any new equity-based plan or any material change to an existing plan;

•

Overseeing, in consultation with management, regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the U.S. Internal Revenue Code (the “IRC”);

•	Reviewing and approving any severance or similar arrangements proposed to be made to the CEO and any of the non-CEO executive officers; and

•	Preparing an annual Report of our Compensation Committee for inclusion in our annual proxy statement.

Our Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal 2015, our Compensation Committee met five times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of our Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The annual report of our Compensation Committee is included in this Proxy Statement under “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee

Our Board has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and is available in print to any stockholder who requests it. Our Corporate Governance and Nominating Committee charter defines our Corporate Governance and Nominating Committee’s purposes and responsibilities to include:

•	Making recommendations to our Board from time to time as to changes that our Corporate Governance and Nominating Committee believes to be desirable to the size of our Board or any committee thereof;

•

Identifying individuals believed to be qualified to become Board members, consistent with criteria approved by our Board, and selecting, or recommending to our Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to our Board standards to be applied in making determinations as to the absence of material relationships between Verifone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of our Board (including our Corporate Governance and Nominating Committee) and recommending that our Board appoint the identified member or members to the respective committee;

•	Establishing procedures for our Corporate Governance and Nominating Committee to exercise oversight of the evaluation of our Board and management;

•	Developing and recommending to our Board a set of corporate governance principles applicable to Verifone and reviewing those principles at least once a year; and

•	Assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of our Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex and global organization, and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. Our Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity and professional experience with businesses and other organizations of comparable size in the context of the needs of our Board, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to our Board and any committees of our Board. At this stage of our development, relevant experiences include, among other things, large-company CEO experience, senior management experience in the payments industry, senior-level experience at multi-national companies with oversight over international operations and financial and accounting expertise and executive-level experience relevant to our key strategic initiatives, such as expertise in the payments industry, information technology and enterprise system security, mobile payments, e-commerce, commerce enablement and media. In addition, each candidate is expected to contribute positively to the existing chemistry and collaborative culture among Board members and must have the time and ability to make a constructive contribution to our Board. Our Corporate Governance and Nominating Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on our Board, and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although our Corporate Governance and Nominating Committee does not have a formal policy on diversity, our Corporate Governance and Nominating Committee broadly construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of our Board engage in an annual self-evaluation that includes an evaluation of diversity of our Board, and our Corporate Governance and Nominating Committee discusses the value of diversity during its annual review of Board composition.

Our Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, our Corporate Governance and Nominating Committee makes a preliminary determination as to the need for additional members of our Board. If a need is identified, members of our Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of our Corporate Governance and Nominating Committee, as well as other members of our Board and management as appropriate, interview the nominee. After completing this evaluation, our Corporate Governance and Nominating Committee makes a recommendation and refers the nominee to the full Board for consideration. Our Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.

Our Corporate Governance and Nominating Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of our Corporate Governance and Nominating Committee.

In fiscal 2015, our Corporate Governance and Nominating Committee met four times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of our Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The annual report of our Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Director Stock Ownership Guidelines

In December 2015, our Board adopted revised stock ownership guidelines for our non-employee directors to increase their required level of common stock ownership. These revised stock ownership guidelines require each non-employee director to own a minimum number of shares of our common stock equal to four times the director’s annual cash retainer. Any non-employee director who fails to meet or maintain these ownership requirements by the required time frame will be required to retain all shares of our common stock acquired upon exercise of stock options or vesting of restricted stock or restricted stock unit (“RSU”) awards, net of shares withheld for taxes, until such ownership guidelines are satisfied. Under these guidelines, unvested restricted stock awards and RSU awards and owned shares of our common stock count toward the ownership level, and non-employee directors have a five year period over which to achieve their target ownership level.

OUR BOARD OF DIRECTORS

Board Leadership Structure

Under our current Corporate Governance Guidelines, our Board is free to select its Chairman and our CEO in the manner it considers to be in our best interests at any given point in time. Since 2008 the positions of Chairman of the Board and CEO have been held by separate persons. Our Board believes that this structure is appropriate for us because it allows our CEO to focus his time and energy on leading our key business and strategic initiatives while our Board focuses on oversight of management, overall enterprise risk management and corporate governance. Our Board and its committees meet throughout the year on a set schedule, usually at least once a quarter, and also hold special meetings from time to time. Agendas and topics for Board and committee meetings are developed through discussions between management and members of our Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, enterprise risk, governance and compliance matters applicable to us, including the following:

•	Reviewing quarterly our business, operations and performance;

•	Reviewing progress of strategic initiatives and longer-term strategic and business plans;

•	Reviewing key product, market, industry and competitive issues;

•	Reviewing and approving material investments or acquisitions, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Overseeing our compliance with legal and regulatory requirements;

•	Reviewing our financial results;

•	Overseeing overall insurance structure and policies, including director and officer insurance levels;

•	Overseeing our enterprise risk management strategy and evaluating our risk exposure and ways to mitigate that risk;

•	Reviewing our management succession plan for the CEO and other executive officers;

•

Evaluating the performance of our Board and reviewing and determining the qualifications of directors and mix of expertise and other attributes of directors, including the financial expertise of members of our Audit Committee;

•	Reviewing and determining the independence of our directors, the appointment of the Chairman of the Board and the selection of Board committee members;

•	Selecting and approving director nominees; and

•	Reviewing and approving director compensation, executive compensation and overall compensation plans.

Board’s Role in Risk Oversight

Our Board executes its risk management responsibility directly and through its committees. As set forth in its charter and annual work plan, our Audit Committee has primary responsibility for overseeing our enterprise risk management process. Our Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, operations risk management policies, major financial risk exposures, exposures related to compliance with legal and regulatory requirements, and management’s actions to monitor and control such exposures. Our Vice President of Internal Audit reviews with our Audit Committee our annual operational risk assessment results and at least once each quarter the results of internal audits, including the adequacy of internal controls over financial reporting. Our Vice President of Internal Audit and Chief Information Officer report regularly to our Audit Committee on information systems controls and security. Throughout each fiscal year, our Audit Committee invites appropriate members of management to its meetings to provide enterprise-level reports relevant to our Audit Committee’s oversight role, including adequacy and effectiveness of management reporting and controls systems used to monitor adherence to policies and approved guidelines, information systems and security over systems and data, treasury, insurance structure and coverage, tax structure and planning, worldwide disaster recovery planning and the overall effectiveness of our operations risk management policies. Our Audit Committee is generally scheduled to meet at least twice a quarter, and generally covers one or more areas relevant to its risk oversight role in at least one of these meetings. At least once a quarter our Audit Committee meets with our independent registered public accounting firm separately in executive session. At each meeting, our Audit Committee also reviews with Mr. Liu, who serves as our General Counsel and Chief Compliance Officer, any significant compliance matters, including matters raised through internal audit reviews and our alert line.

Our Compensation Committee monitors the risks associated with our compensation policies and practices with respect to executive compensation and executive recruitment and retention, as well as compensation generally. In establishing and reviewing our executive compensation program, our Compensation Committee consults with its independent compensation consultant and seeks to structure the program so as to not encourage unnecessary or excessive risk taking. Our compensation program utilizes a mix of base salary and short-term and long-term incentive awards designed to align our executives’ compensation with our success, particularly with respect to financial performance and stockholder value. Our Compensation Committee sets the amount of our executives’ base salaries at the beginning of each fiscal year. A substantial portion of our executives’ bonus amounts is tied to overall corporate performance and stockholder value. Compensation provided to our executives also includes a substantial portion in the form of long-term equity awards that help align executives’ interests with those of our stockholders over the longer term. In general, cash bonus opportunities may be reduced at our discretion based on individual performance. Our Compensation Committee believes that our annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results. Our Compensation Committee has concluded that our executive compensation program does not encourage unnecessary or excessive risk. Our Compensation Committee has also reviewed our compensation programs for employees generally and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on Verifone.

Our Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance, including development of corporate governance principles applicable to us, evaluation of federal securities laws and regulations with respect to our insider trading policy, development of standards to be applied in making determinations as to the absence of material relationships between us and a director and formal periodic evaluations of our Board and management. Our Corporate Governance and Nominating Committee seeks to align our governance practices with best practices among peer companies and considers recommendations by shareholder advisory organizations with respect to corporate governance.

Reports delivered by all of our committee chairmen on at least a quarterly basis keep our Board abreast of its committees’ risk oversight and other activities.

Majority Voting Provision

Our bylaws and the Corporate Governance Guidelines provide that, in an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), and in a contested election, each director shall be elected by a plurality of the votes cast (meaning that the nine nominees receiving the highest number of votes “for” will be elected even if any such nominee receives less than a majority of the votes cast). A contested election is defined as an election for which our Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected as of the date that is ten days preceding the date we first mail our notice of meeting for such meeting to stockholders.

Under our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. Our Corporate Governance and Nominating Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. In considering whether to recommend accepting or rejecting the tendered resignation, our Corporate Governance and Nominating Committee will consider all factors that it deems relevant including, but not limited to, any reasons stated by stockholders for their “against” or “withheld” votes for election of the director, the length of service and qualifications of the director, our Corporate Governance Guidelines and the director’s overall contributions as a member of our Board. Our Board will consider these and any other factors it deems relevant, as well as our Corporate Governance and Nominating Committee’s recommendation, when deciding whether to accept or reject the tendered resignation. Any director whose resignation is under consideration shall not participate in our Corporate Governance and Nominating Committee deliberation and recommendation or Board deliberation and action regarding whether to accept the resignation. Our Board shall take action within 90 days following certification of the vote, unless a longer period of time is necessary in order to comply with any applicable NYSE or SEC rule or regulation, in which event our Board shall take action as promptly as is practicable while satisfying such requirements. We will promptly disclose the decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC.

Biographical Information Regarding Our Director Nominees

Certain biographical information regarding our director nominees is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, and skills that led our Board to conclude that each individual should serve or continue to serve as a director of our Board. In addition to these specific attributes, all of our director nominees have public company leadership experience, significant expertise in one or more areas of importance to our business and strategy, and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our director nominees are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Robert W. Alspaugh. Mr. Alspaugh, age 68, has served as a director since September 2008. From 2002 to 2006, Mr. Alspaugh served as CEO of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice. He joined KPMG in the Denver office in 1969 and was elected partner in 1978. In addition to providing more than ten years of service on the management committee and four years on the board of directors of KPMG, Mr. Alspaugh served on the board of KPMG International and was responsible for implementing the strategy of the global organization, which included member firms in 150 countries and more than 100,000 employees. Mr. Alspaugh holds a BBA degree (summa cum laude) in accounting from Baylor University. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies, and Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry. Mr. Alspaugh also serves on the boards of directors of DSGI Technologies, Inc. and Triton Container International, Ltd., both privately-held companies. Among other skills and qualifications, Mr. Alspaugh brings to our Board substantial global financial management and accounting expertise which is relevant to our business and has led our Board to determine that he is an “audit committee financial expert” as defined by the SEC. Additionally, Mr. Alspaugh’s extensive global management and leadership experience is relevant to his oversight role on our Audit Committee given the global nature of our operations and the related complexities. Mr. Alspaugh serves as the Chairman of our Audit Committee, is one of our Audit Committee financial experts and also serves on our Corporate Governance and Nominating Committee. Mr. Alspaugh serves as the chairman of the audit committees of Triton Container, Autoliv and Ball Corp. He also serves on the compliance committee for Autoliv and the finance committee for Ball Corp.

Karen Austin. Ms. Austin, age 54, has served as a director since June 17, 2014. Ms. Austin has served as Senior Vice President and Chief Information Officer of Pacific Gas & Electric Company, a natural gas and electric utilities company headquartered in California, since June 2011. Before joining PG&E, Ms. Austin served as Senior Vice President and President of Consumer Electronics of Sears Holdings Corporation from January 2009 to May 2011 and as its Executive Vice President and Chief Information Officer from March 2005 to January 2009. Ms. Austin joined Kmart Corporation in 1984 and served, before its merger with Sears, Roebuck and Co. in 2005, as its Senior Vice President and Chief Information Officer from April 2002 to March 2005 and Vice President, Applications from January 2000 to April 2002. Ms. Austin brings to our Board her strong expertise in information technology, change management, engineering, enterprise system security and technical operations, with extensive experience in retail operations and deep knowledge of technology company operating environments. Such experience and qualifications provide unique and valuable insight on our Board’s oversight of our business strategy, and, in particular, our transformation initiatives. Ms. Austin serves on our Audit Committee and Corporate Governance and Nominating Committee. Ms. Austin holds a B.S. degree in Computer Science from Trine University.

Paul Galant. Mr. Galant, age 48, has served as our CEO and a director since October 1, 2013. Prior to joining Verifone, Mr. Galant served as the CEO of Citigroup Inc.’s Enterprise Payments business since 2010. In this role, Mr. Galant oversaw the design, marketing and implementation of global business-to-consumer and consumer-to-business digital payments solutions. From 2009, Mr. Galant served as CEO of Citi Cards, heading Citigroup’s North American and International Credit Cards business. From 2007 to 2009, Mr. Galant served as CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group. From 2002 to 2007, Mr. Galant was the Global Head of the Cash Management business, one of the largest processors of payments globally. Mr. Galant joined Citigroup, a multinational financial services corporation, in 2000. Prior to joining Citigroup, Mr. Galant held positions at Donaldson, Lufkin & Jenrette, Smith Barney, and Credit Suisse. Mr. Galant holds a Bachelor’s degree from Cornell University where he graduated a Phillip Merrill Scholar. Mr. Galant currently serves on the board of directors of APX Group Holdings, Inc., a home automation services provider. Mr. Galant brings to our Board, among other skills and qualifications, leadership and expertise with respect to global payments solutions, broad knowledge of the payments and financial services industries, and leadership and management of complex, global organizations.

Alex W. (Pete) Hart. Mr. Hart, age 75, has served as a director since July 2006 and the Chairman of the Board since June 17, 2014. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as CEO and from March 1994 to August 1995 as Executive Vice Chairman of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and CEO of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor degree in social relations from Harvard University. He is currently a member of the board of directors of Mitek Systems, Inc., a mobile video technology company (since December 2010). Mr. Hart also serves as a director and member of the compensation committee for Solicore, Inc., a private company that develops and manufactures embedded power solutions. From April 2001 until April 2012, Mr. Hart served as Chairman of the Board and a director of SVB Financial Group. Mr. Hart also previously served on the board of directors and compensation committee of Fair Isaac Corporation, a predictive software company. From February 2001 to November 2015, Mr. Hart also served as a director of Global Payments, Inc., a provider of payment technology services. Among other skills and qualifications, Mr. Hart has been an active participant in the payments and financial services industry for more than 40 years including as senior executive, director and consultant, and further, Mr. Hart’s payments industry experience ranges from executive roles at banks, issuers, acquirers and card associations, all of which provide unique insight into our business operations and strategy. The wide spectrum of Mr. Hart’s business and professional experience within the payments industry strongly complements the attributes of our other directors. Mr. Hart is the Chairman of our Corporate Governance and Nominating Committee. He also serves as the chairman of the compensation committee and as a member of the governance committee of Mitek.

Robert B. Henske. Mr. Henske, age 54, has served as a director since January 2005. Mr. Henske is a Senior Advisor at Hellman & Friedman LLC, where he served as a Managing Director from July 2007 to 2014. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group

of Intuit Inc. He was Intuit’s CFO from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and CFO of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was a partner at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm. Prior to that he was a Partner at Bain & Company. He holds a B.Sc. degree in Chemical Engineering from Rice University and an M.B.A. (with distinction) in Finance and Strategic Management from The Wharton School at the University of Pennsylvania. Mr. Henske was previously a member of the boards of directors of Applied Systems, Inc., Ellucian (formerly Datatel, Inc.) (as chairman), Associated Materials LLC, Goodman Global, Inc., Activant Solutions (as chairman), Iris Software Ltd. (as chairman), OpenLink Financial (as chairman), SSP Holdings (as chairman), Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank. In addition to other skills and qualifications, Mr. Henske brings to our Board significant finance and accounting experience through his former roles as CFO of large, global companies in the high technology industry. Mr. Henske’s leadership and management experiences, including his service as a director and committee member on the boards of a number of companies, provide valuable insight on dynamics and operation of our Board, particularly in its oversight role. Mr. Henske is Chairman of our Compensation Committee, serves on our Audit Committee and is one of our Audit Committee financial experts.

Wenda Harris Millard. Ms. Millard, age 61, has served as a director since September 2012. Ms. Millard is President and Chief Operating Officer of MediaLink LLC (“MediaLink”), an advisory firm that provides critical counsel and strategic direction to the media, marketing, advertising, entertainment and technology industries. Ms. Millard joined MediaLink in April 2009. Previously, Ms. Millard served as President of Media for Martha Stewart Living Omnimedia, Inc. from July 2007 to April 2009, and as its Co-CEO from June 2008 to April 2009. From 2001 to 2007, Ms. Millard was Chief Sales Officer of Yahoo! Inc., overseeing the company’s advertising and marketing services. Prior to that, Ms. Millard served in a number of executive positions in publishing, advertising and online media, including as President, Ziff Davis Internet, Inc. and Chief Internet Officer, Ziff Davis; EVP and General Manager, Network/Media of DoubleClick Inc.; President of Standard Rate & Data Service; Senior Vice President and Publisher of Family Circle Magazine for The New York Times Company; and as EVP and Publisher of Adweek Magazines. Ms. Millard holds a B.A. from Trinity College and an M.B.A. from the Harvard Business School. She currently also serves on the board of Millennial Media, Inc., a digital and mobile media advertising business, where she has served as a director since May 2009, and is a member of its compensation committee. Ms. Millard previously served on the boards of True North Communications Inc., a global advertising and communications company (formerly listed on the NYSE under the ticker “TNO” and acquired by The Interpublic Group of Companies in 2001) and Martha Stewart Living Omnimedia. In addition, she is a member of the board of the James Beard Foundation and previously has also served as Chairman of the Internet Advertising Bureau. Among other skills and qualifications, Ms. Millard is a seasoned executive with over thirty years in the publishing, advertising and online world. She is one of the early pioneers of internet advertising with demonstrated ability to drive growth and innovation in advertising and online media, including her contributions at DoubleClick, Ziff Davis, Yahoo! and Martha Stewart Living Omnimedia, which our Board believes is a valuable resource as we continue to expand activities of our payment-enabled media businesses and other strategic initiatives in advertising and digital media. Ms. Millard has served on our Compensation Committee since the date of her appointment to our Board.

Eitan Raff. Mr. Raff, age 74, has served as a director since October 2007. Mr. Raff currently serves as a financial consultant to Wolfson Clore Mayer Ltd. and as a senior advisor to Morgan Stanley. Mr. Raff also serves on the board of directors of Alon USA Partners GP, LLC, a Delaware limited liability company that is owned by Alon USA Energy, Inc. and general partner of Alon USA Partners, LP, a Delaware limited partnership that owns and operates a crude oil refinery and markets and distributes petroleum products. Mr. Raff is also on the board of Youth Leading Change, a non-profit association, and previously served as the Accountant General (Treasurer) in the Israeli Ministry of Finance. Mr. Raff holds a B.A. and M.B.A. from the Hebrew University of Jerusalem and, in 2012, received a Doctor Philosophiae Honoris Causa from the Hebrew University of Jerusalem. Mr. Raff currently serves on the boards of directors of Israel Corp. Ltd. and a number of privately-held corporations. Mr. Raff previously served as chairman of the board of directors of Bank Leumi le-Israel B.M., Bank Leumi

USA and Bank Leumi UK plc from 1995 until 2010. Mr. Raff brings to our Board, among other skills and qualifications, extensive and in-depth experience within the financial services industry, as well as global and cultural aspects of operations and business management relevant to our strategic development. Additionally, Mr. Raff provides unique perspectives on corporate governance and administration based on his long tenure with Bank Leumi. Mr. Raff is a member of our Corporate Governance and Nominating Committee. He served until March 2015 on the investment and capital structure committee of Israel Corp. He currently serves on the audit committee of Alon USA Partners GP, LLC. While serving on the Bank Leumi le-Israel B.M. board, Mr. Raff served on a number of committees of the board of directors, including the committees on credit, finance, administration, conflicts of interest and risk management.

Jonathan I. Schwartz. Mr. Schwartz, age 50, has served as a director since June 17, 2014. Mr. Schwartz has served as the CEO and President of Care Zone Inc., an Internet service for family caregivers, since April 2010. From 1996 to February 2010, Mr. Schwartz served in various capacities at Sun Microsystems, Inc. prior to its acquisition by Oracle Corporation, including from April 2006 to February 2010 as CEO and a member of the board of directors. Prior to Sun, Mr. Schwartz was the founder, President and CEO of Lighthouse Design, Ltd., which was ultimately acquired by Sun in 1996, and began his career with McKinsey & Company, Inc. Mr. Schwartz serves on our Audit Committee and Compensation Committee. Mr. Schwartz also serves on the board of directors of Silver Spring Networks, Inc., a provider of smart grid products, and is a member of its compensation committee. Mr. Schwartz brings to our Board proven operational and strategic expertise, with a strong background in technology and solutions. His experience as chief executive officer of a number of high-tech companies, as well as board and committee member of other high-tech public and private companies, provides our Board an important perspective in overseeing our business operations and strategy. Mr. Schwartz holds a B.A. in Mathematics and Economics from Wesleyan University.

Jane J. Thompson. Ms. Thompson, age 64, has served as a director since March 2014. She is the founder and CEO of Jane J. Thompson Financial Services LLC, a management consulting firm advising businesses focused on payments and serving the financial services needs of mass-market consumers (including large corporations, top management consulting firms, private equity firms and start-ups). From May 2002 to June 2011, Ms. Thompson served as President of Walmart Financial Services, a division of Wal-Mart Stores, Inc. that provides money services, products and solutions to Walmart customers. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, and was a partner with McKinsey & Company, Inc. advising consumer companies. Ms. Thompson serves on our Compensation Committee. Ms. Thompson also serves on the board of directors of Blackhawk Network Holdings, a prepaid payment network company, and its compensation committee; on the board of directors of On Deck Capital, Inc., an online lender to small businesses, and its risk management and audit committees; on the board of directors of Navient Corporation, a loan management, servicing and asset management company, and its audit and finance/operations committees; and on the board of directors of Fresh Market, Inc., a specialty food retailer, and its audit and nominating committees. From 1995 to 1999, she served on the board of directors of ConAgra Foods, Inc., a packaged food company, and its audit committee. Ms. Thompson brings to our board of directors extensive management experience leading multi-billion dollar organizations in the financial services, home services, retail and e-commerce industries, with expertise in the evolving relationship between retailers and consumers, as well as experience driving strategy and growth for large corporations. Ms. Thompson received a Master’s in Business Administration from Harvard Business School and a Bachelor’s of Business Administration in Marketing from the University of Cincinnati.

There are no family relationships among any director nominees or executive officers of Verifone.

Committee Membership

The table below summarizes membership information for each of our Board committees:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert W. Alspaugh	✓(Chairman)	—	✓
Karen Austin	✓	—	✓
Alex W. (Pete) Hart	—	—	✓(Chairman)
Robert B. Henske	✓	✓(Chairman)	—
Wenda Harris Millard	—	✓	—
Eitan Raff	—	—	✓
Jonathan I. Schwartz	✓	✓	—
Jane J. Thompson	—	✓	—

✓= Member

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh and Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, our Board considered the following qualifications: (a) understanding of United States generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

Our Corporate Governance and Nominating Committee regularly reviews the compensation of the non-employee directors against peer group data and pay practices. During fiscal 2015, the compensation policy and levels for our Board remained the same as have been in place since March 2012.

Each non-employee director was entitled to receive an annual cash retainer and a meeting attendance fee for service on our Board and Board committees during fiscal 2015 as follows:

Annual cash retainer	$55,000
Chairman of the Board cash retainer(1)	$100,000
Annual committee chair cash retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Board and committee meeting in-person attendance fee	$1,500
Board and committee meeting telephonic attendance fee	$1,500

(1)	The Chairman of the Board cash retainer is incremental to the annual cash retainer.

From time to time, our Board may establish non-standing, limited purpose committees. Retainer and meeting fees for these committees are determined on a case by case basis.

In addition, each non-employee director is entitled to receive an annual equity award consisting of stock options and RSUs, each with a target value of $75,000 (for a total annual equity award of $150,000), with such awards granted following the election of directors at each annual meeting. The grant date of these equity awards is the first trading day in the month following our annual meeting and the exercise price of the stock option grants is the closing price of our common stock on the grant date. The number of shares of our common stock subject to the stock options is determined based on the Black-Scholes-Merton fair value as of the date of grant and the number of shares of our common stock subject to the RSUs is determined based on the 60-calendar-day average closing stock price as of the date of grant, in each case rounded to the nearest 500 shares. The annual equity awards vest in full on the first anniversary of the grant date. Stock options have a term of seven years.

The following table sets forth a summary of the compensation paid to and earned by our non-employee directors for services in fiscal 2015:

Fiscal 2015 Director Compensation Table

Name	Cash Fees	Option Awards(1),(2)	Stock Awards(1),(3)	All Other Compensation	Total
Robert W. Alspaugh	$102,000	$73,924	$69,160	$—	$245,084
Karen Austin	$80,500	$73,924	$69,160	$—	$223,584
Alex W. (Pete) Hart	$180,000	$73,924	$69,160	$—	$323,084
Robert B. Henske	$93,500	$73,924	$69,160	$—	$236,584
Wenda Harris Millard	$68,500	$73,924	$69,160	$—	$211,584
Eitan Raff	$70,000	$73,924	$69,160	$—	$213,084
Jonathan I. Schwartz	$82,000	$73,924	$69,160	$—	$225,084
Jane J. Thompson	$71,500	$73,924	$69,160	$—	$214,584

(1)	During fiscal 2015, each non-employee member of our Board who was a director after the close of our Annual Meeting of Stockholders on March 26, 2015 was granted an RSU award that could be settled for 2,000 shares of our common stock and a stock option to purchase 5,500 shares of our common stock. Amounts shown in these columns reflect the aggregate fair value of each award as of the grant date of such award computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards. The fair value of option awards was estimated using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the assumptions used for the calculation of the grant date fair value of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2015.

(2)	As of October 31, 2015, the aggregate outstanding number of shares of our common stock subject to stock options held by each of our non-employee directors was as follows: Mr. Alspaugh, 42,750 shares; Ms. Austin, 11,000 shares; Mr. Hart, 42,063 shares; Mr. Henske, 45,500 shares; Ms. Millard, 20,000 shares; Mr. Raff, 33,125 shares; Mr. Schwartz, 11,000 shares; and Ms. Thompson, 12,500 shares.

(3)	As of October 31, 2015, the aggregate number of shares of our common stock for which the RSU awards held by each of our non-employee directors could be settled upon vesting was as follows: Mr. Alspaugh, 12,500; Ms. Austin, 2,000; Mr. Hart, 2,000; Mr. Henske, 12,500; Ms. Millard, 2,000; Mr. Raff, 2,000; Mr. Schwartz, 2,000; and Ms. Thompson, 2,000.

In December 2015, our Board and our Corporate Governance and Nominating Committee conducted a periodic review of the compensation of the non-employee directors, which included an evaluation of peer group pay practices. Following that review, and upon recommendation of our Corporate Governance and Nominating Committee, our Board approved the following changes to the compensation arrangements of our non-employee directors, effective November 1, 2015:

•	an increase in the annual cash retainer from $55,000 to $70,000;

•

an increase in the target value of equity awards from $150,000 to $165,000, such that each then incumbent non-employee director will be entitled to receive an annual equity award in the form of an RSU award for shares of our common stock with a target value of $165,000; and

•

the replacement of meeting fees with an annual committee service retainer of $14,000 for Audit Committee members, $10,000 for Compensation Committee members and $8,000 for Corporate Governance and Nominating Committee members; provided that if our Board and/or a standing Board committee requires a greater than typical number of meetings in a given year, the non-employee directors will be compensated an additional $2,000 per meeting. For this purpose, a “greater than typical number of meetings” is defined as greater than 10 meetings in a given year for either our Board or our Audit Committee or greater than 8 meetings in a given year for either our Compensation Committee or our Corporate Governance and Nominating Committee.

The Board also adopted the VeriFone Systems, Inc. Director Compensation Plan, effective January 1, 2016, to permit non-employee directors to convert all or a portion (in 25% increments) of their annual cash retainer and committee cash retainers into fully vested stock units. For each such payment of fully vested stock units, the number of stock units credited to an electing director is determined by dividing the product of the applicable percentage of the cash retainer payment elected to be converted and the applicable cash retainer payment by the closing price of shares of our common stock on the last trading day prior to the date the cash retainer payment would otherwise have been paid. The plan also permits non-employee directors to defer all or a portion (in 25% increments) of their annual grant of RSUs, subject to satisfaction of any applicable vesting conditions. Amounts under the plan are generally payable between the second and tenth anniversaries of grant for the deferred amounts (or earlier for death, disability or separation from service) based on the participating director’s deferral election.

OUR EXECUTIVE OFFICERS

Our executive officers are elected annually by our Board and serve at the discretion of our Board. Our current executive officers and their ages as of February 11, 2016 are as follows:

Name	Age	Position
Alok Bhanot	47	Executive Vice President, Engineering and Chief Technology Officer
Vin D’Agostino	52	Executive Vice President, Verifone Services
Paul Galant	48	Chief Executive Officer
Albert Liu	43	Executive Vice President, Corporate Development & General Counsel
Glen Robson	47	Executive Vice President, Verifone Systems
Marc Rothman	51	Executive Vice President and Chief Financial Officer

Alok Bhanot. Mr. Bhanot has served as our Executive Vice President, Engineering and Chief Technology Officer since December 2, 2013. Prior to joining Verifone, from June 2013 to November 2013, Mr. Bhanot served as an advisor of Walmart Labs, a unit of Walmart Global e-Commerce, and, from February 2011 to June 2013, as the founder and CEO of Inkiru, Inc., a provider of business intelligence/analytics technology, before it was acquired by Walmart in June 2013. Prior to that, from July 2010 to January 2011, Mr. Bhanot served as the Chief Technology Officer for Rent The Runway, Inc., a company that sells and rents women’s fashion products online, and, from April 2009 to June 2010, EVP for Cooliris, Inc., a software developer of photo viewing applications. From May 2007 to March 2009, Mr. Bhanot served as Vice President, Risk Technology of PayPal and, from January 2006 to March 2009, Vice President, Corporate Architecture of eBay, Inc. Before joining eBay, Inc., from January 2000 to March 2002, Mr. Bhanot served as the Chief Technology Officer of Gradience, Inc., a market data analytics provider. Mr. Bhanot graduated from University of Roorkee (Indian Institute of Technology) with a Bachelor’s degree in Mechanical Engineering.

Vin D’Agostino. Mr. D’Agostino has served as our Executive Vice President, Verifone Services since December 2015. Mr. D’Agostino joined Verifone in January 2014 and has served in various management positions, playing an integral role in driving the growth of Verifone’s services as well as in setting Verifone’s corporate strategy and in our business development activities. Prior to joining Verifone, Mr. D’Agostino was at JP Morgan Chase since 1985. In his most recent role there, he was responsible for the payment business’ enterprise strategy, corporate development activities and the Payment Steering Committee. Prior to these roles, he held various leadership positions in finance, product management, and operations management at JP Morgan Chase. Mr. D’Agostino holds a Bachelor of Science degree and MBA in Finance from St. John’s University.

Biographical information for Mr. Galant is set forth above.

Albert Liu. Mr. Liu serves as our Executive Vice President, Corporate Development and General Counsel. Mr. Liu joined Verifone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary, and was named EVP, Corporate Development in August 2011. In his capacity Mr. Liu also serves as Chief Compliance Officer. Prior to joining Verifone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, since October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. He holds dual degrees in Computer Science and Political Science from Stanford University, and a J.D. (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California.

Glen Robson. Mr. Robson has served as our Executive Vice President, Verifone Systems since January 2015. Prior to joining Verifone, Mr. Robson spent 10 years with Dell, Inc. leading its engineering organizations, has served as General Manager and Vice President for Dell’s SMB and Consumer Product Group and most recently as Chief Technology Officer for Dell’s Client Product Group. Prior to Dell, Mr. Robson held various engineering management positions at Sun Microsystems. Mr. Robson holds a Bachelor of Arts in Public Policy from the University of Northumbria and a Master of Science in Computer Science from the University of Kent.

Marc Rothman. Mr. Rothman has served as our Executive Vice President and Chief Financial Officer since February 2013. Prior to joining Verifone, Mr. Rothman served as the CFO of Motorola Mobility, Inc., where he oversaw global financial strategy, financial analysis and reporting, regulatory financial compliance, restructuring activities, and mergers and acquisitions, including his leadership in Motorola Mobility’s spin-off transaction from its former parent company, Motorola, Inc., as well as the sale of the company to Google in May 2012. At Motorola, he also held a number of senior finance leadership positions across the company, including serving as chief financial officer in several of its business segments (Public Safety, Networks and Enterprise, and Mobile Devices). Mr. Rothman joined Motorola, Inc. through the acquisition of General Instrument in 2000, and at that time he was vice president and corporate controller. He began his career at Deloitte & Touche LLP. Mr. Rothman is a Certified Public Accountant (inactive) in the State of California and graduated from Stockton University (formerly Richard Stockton College) with a Bachelor’s degree in Business.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and discusses the compensation for our fiscal 2015 named executive officers (“NEOs”). Our fiscal 2015 NEOs are:

•	Paul Galant, our Chief Executive Officer (our “CEO”)

•	Marc Rothman, our Executive Vice President and Chief Financial Officer

•	Alok Bhanot, our Executive Vice President, Engineering and Chief Technology Officer

•	Albert Liu, our Executive Vice President, Corporate Development & General Counsel

•	Glen Robson, our Executive Vice President, Verifone Systems

Overview

We are a global leader in secure electronic payment solutions at the point of sale (“POS”). For over 30 years, we have designed, manufactured, marketed and supplied a broad range of innovative payment solutions and complementary services that enable secure electronic payment transactions and value-added services at the POS. Our solutions and services enable merchants to address their payment acceptance complexities, enrich the interaction between merchant and consumers, and increase merchant revenues.

In fiscal 2015, we continued to make significant progress on our broad transformation initiative to realign our business, which initiative was launched when Mr. Galant joined us in October 2013. Since Mr. Galant joined us, we have shifted our business strategy from that of primarily a hardware provider of traditional electronic payment terminals to that of a payment and commerce services provider. We believe that this multi-year transformation to a payment and commerce services provider is our most critical mission. Mr. Galant and our management team have made crucial steps toward this mission by embarking on a company-wide restructuring, overhauling our business strategy and recruiting key employees across our business lines. At the same time, although we experienced significant currency headwinds in fiscal 2015, we strengthened our financial and operational performance while undertaking a significant expansion to take advantage of global opportunities for our products and services. In addition, on the product side, we believe that our product and services roadmap is our most robust in at least the past decade.

We believe that, under our CEO’s leadership, our management team has made significant strides in positioning us for a critical role in the future evolution and growth of our industry. Consistent with this belief, we note that, from the time Mr. Galant joined us on October 1, 2013 through October 31, 2015, the end of fiscal 2015, the market price of our common stock has increased from $23.00 per share to $30.14 per share, resulting in total stockholder return of 31% during that period.

Fiscal 2015 Business Highlights

Mr. Galant and our management team’s efforts enabled Verifone to achieve the following business highlights in fiscal 2015 (please see Appendix A for a reconciliation of non-GAAP net-income per diluted share, free cash flow and other non-GAAP measures):

•	Record consolidated total net revenues of $2.0 billion, as compared to $1.87 billion for the prior fiscal year, up 7% year over year (up 16% on a constant currency basis);

•	Net income per diluted share of $0.68, as compared to a net loss per share of $0.34 in fiscal 2014;

•	Non-GAAP net income per diluted share of $1.83, as compared to $1.51 in fiscal 2014, up 21% year over year;

•	Operating cash flow of $249.3 million, representing an increase of 25% from $199.1 million in fiscal 2014;

•	Free cash flow of $142.9 million, compared to $114.1 million for fiscal 2014;

•

A partnership with Visa’s Cybersource platform that will enable merchants to offer their customers a more streamlined, secure purchase experience across both digital and face-to-face commerce environments;

•	A number of product achievements, including the launch of Payment-as-a-Service in 17 countries and the launch of our Engage products and e-Series mobile products; and

•	Our $200 million share repurchase program, which was our first share repurchase program and return of capital to stockholders.

Highlighted below are our Non-GAAP net revenues and Non-GAAP diluted earnings per share, or EPS, during the eight quarters since Mr. Galant joined us in October 2013:

The following are our GAAP net revenues and GAAP EPS for the same performance periods ($ in millions, except per share information).

	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15
GAAP net revenues	$436	$466	$476	$491	$486	$490	$510	$514
GAAP EPS	$(0.15)	$(0.22)	$(0.26)	$0.27	$0.12	$0.15	$0.08	$0.33

Please see Appendix A for a reconciliation of (1) non-GAAP net revenues to GAAP net revenues; and (2) non-GAAP net income to GAAP net income (loss) and non-GAAP EPS to GAAP EPS for each of the above periods.

We believe that the performance of our executives is a critical part of our executing successfully on our overall transformation, restructuring and strategic plan. Key measures of our financial and operational performance include Non-GAAP net revenues and Non-GAAP EPS. Accordingly, both financial measures, along with performance goals designed to incentivize long-term consistent achievement against net revenues and EPS goals, were key measures of our executives’ performance for fiscal year 2014 and 2015.

Redesign of Executive Compensation Program

Consistent with the launch of our transformation initiative, starting in fiscal 2014 we have substantially redesigned our executive compensation program to better align our executive officers’ target total direct compensation opportunities with our ability to achieve and sustain long-term stock price growth.

Fiscal 2014 and 2015 Changes

•

Re-design of short-term incentive compensation awards—We changed the weighting of our short-term incentive compensation opportunities to 75% based on financial performance measures and 25% on individual performance objectives, subject to minimum thresholds for any payment.

•	Modified stock ownership guidelines—We amended our stock ownership guidelines to increase the required ownership levels for our CEO and other executive officers.

•

Adopted compensation recovery (“clawback”) policy—We adopted a policy providing that, in the event of a financial restatement, any incentive-based compensation in the form of cash awards paid to our CEO and other executive officers during the three-year period preceding the restatement that would not have been paid to such individuals based on the restated financial results must be returned.

•	Peer group selection methodology—We adopted a formula-based approach, based on objective, quantitative criteria, for selecting companies for our compensation peer group.

•

Limit on short-term incentive compensation awards—We adopted a limit, or “cap,” on the maximum payout of any short-term incentive award of 200% of an executive officer’s target short-term incentive compensation opportunity (with the cap also applying to any discretionary adjustment of up to 20% as described below).

•	Long-term incentive compensation—We adopted a policy requiring that generally half of the value of the long-term incentive compensation granted to our executive officers must be performance-based.

•

Performance-based equity awards—Consistent with the foregoing policy in fiscal 2015, we granted performance-based equity awards providing that such awards will be earned based on our total stockholder return (“TSR”) compared to the TSR of the S&P North American Technology Sector Index, measured over a three-year performance period. These awards also provide for threshold, target, and maximum performance levels which will result in at-target, below-target, and above-target earn-outs based on our actual TSR performance for the performance period. When our Company TSR falls below the 25th percentile for the three year measurement period, then there would be no payout on the awards. For example, if our fiscal year 2015 TSR awards had been granted with a one year measurement period ending at the end of fiscal year 2015, there would have been no payout on those awards.

Fiscal 2016 Changes

Our Compensation Committee has also made the following changes to our executive compensation program which will be effective in fiscal 2016:

•

Maximum Payouts for Performance-Based Equity Awards—We will reduce the maximum payout level for the performance-based equity awards granted in fiscal 2016 from 200% of target to 150% of target. This change will apply to performance-based equity awards made in future years. We also adopted a limit, or “cap,” on the dollar amount that may be paid out for such performance-based equity awards equal to four times the grant date fair value of any such award.

Stockholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the fiscal 2014 compensation of the named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2014 compensation of the named executive officers with approximately 83% of the votes cast in favor of the proposal (an increase from 79.2% for fiscal 2013). We believe that this result demonstrates that our stockholders are generally supportive of our executive compensation program and the changes we have made over the past eighteen months.

As our Compensation Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, our Compensation Committee decided to retain our general approach to executive compensation. Upon consideration of the vote results and feedback from discussions with our stockholders (as described below), our Compensation Committee made the following enhancements to our executive compensation program:

•	Adopted a maximum payout under our short-term incentive compensation awards of 200% of target; and

•

Reduced the maximum payout level for performance-based equity awards to 150% of target and adopted a limit, or “cap,” on the dollar amount that may be paid out for such performance-based equity awards.

We value the insights gained from our discussions with our stockholders and find them to be helpful as our Compensation Committee considers and adopts policies affecting our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received through our stockholder engagement activities and throughout the year to understand their views on our executive compensation philosophy, policies, and practices, when making compensation decisions for our executive officers.

Consistent with the recommendation of our Board and the preference of our stockholders as reflected in the advisory vote on the frequency of future Say-on-Pay votes conducted at our 2011 Annual Meeting of Stockholders (commonly known as a “Say-When-on-Pay” vote), our Board has adopted a policy providing for annual Say-on-Pay votes on the compensation of the named executive officers. Accordingly, following the Annual Meeting of Stockholders to which this Proxy Statement relates, the next Say-on-Pay vote will take place at our 2017 Annual Meeting of Stockholders. Further, following the Annual Meeting of Stockholders to which this Proxy Statement relates, the next Say-When-on-Pay vote will also take place at our 2017 Annual Meeting of Stockholders.

Executive Compensation Program Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our executive compensation program, which is subject to the oversight of our Board and our Compensation Committee, is designed to:

•

Align our NEOs’ interests with long-term stockholder value by providing for a significant portion of management’s compensation in the form of long-term incentive awards, such as stock options, RSUs, and other stock-based awards, with a combination of time-based and performance-based vesting schedules, the value of which depends upon the performance of our common stock;

•

Tie each NEO’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance, using targets that are aligned with our business strategy and operational plan as approved by our Board, and any variations in stockholder value during that period;

•

Tie a portion of each NEO’s compensation to that executive’s individual performance in supporting our company-wide goals and strategic initiatives for the fiscal year as outlined by our Board, in order to encourage and reflect individual contributions to our overall performance by rewarding individual achievement;

•	Attract, motivate, and retain management talent of high quality in an intensely competitive market;

•

Ensure that each NEO’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer group companies, or other appropriate surveyed companies, including certain of our competitors; and

•

Structure, to the extent deemed practicable and appropriate by our Compensation Committee, the bonuses paid to the NEOs to be tax deductible to us as “qualified performance-based compensation” under Section 162(m) of the IRC.

Implementing Our Objectives

Our Compensation Committee evaluates base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for the NEOs. Our Compensation Committee is also cognizant of the importance of investing in executive talent to help achieve our corporate strategies and goals, particularly during times of corporate transformation. We believe the most important indicator of whether our compensation objectives are being met is whether we have structured our compensation elements to incentivize delivery of superior performance, particularly with respect to our financial performance and strategic initiatives, as well as long-term growth and profitability, and overall stockholder return. We also seek to ensure that our compensation program incentivizes our executives to perform in line with or above our expectations and to continue their careers with us.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals. The following policies and practices were in effect during fiscal 2015:

•

Direct Communication with Board of Directors. We provide a direct line of communication for our stockholders with our Board, as described under “Director Independence and Corporate Governance—Communications with Directors” above.

•	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors.

•

Independent Compensation Committee Advisors. Our Compensation Committee engaged its own compensation consultant to assist with its fiscal 2015 compensation responsibilities. This consultant performed no consulting or other services for us during fiscal 2015.

•

Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Annual Stockholder Advisory Vote to Approve Named Executive Officer Compensation. We provide our stockholders with an annual non-binding advisory vote to approve the compensation of our NEOs;

•	No Material Perquisites. We do not provide material perquisites to our NEOs;

•	No Excise Tax Gross-ups. We do not provide excise tax gross-up payments in connection with executive severance or change of control payments;

•

“Double-Trigger” Change-of-Control Arrangements. All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-of-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our NEOs, as described in “Executive Stock Ownership Guidelines” below;

•

Compensation Recovery Policy. We maintain a compensation recovery (“clawback”) policy that provides for the recoupment of annual incentive compensation from our NEOs in the event of a financial restatement, as described in “Adjustment or Recovery of Awards; Clawback Policy” below;

•	Hedging and Pledging Prohibited. We prohibit our employees, including our NEOs, and our non-employee directors from hedging or pledging our securities; and

•	No Stock Option Repricings. We do not reprice outstanding stock options (where the exercise price is below the then-current market price of our common stock) without stockholder approval.

Executive Compensation Elements

Each compensation element is structured to recognize individual performance and intended to incentivize both short- and long-term performance. Our compensation program consists of the following short-term and long-term elements:

Short-term elements

•	Base salary;

•	Variable annual performance-based cash incentive awards; and

•	Benefits and perquisites.

Long-term elements

•	Equity awards with time-based vesting; and

•

Equity awards that are earned based on achievement of performance targets over a long-term measurement period. Our Compensation Committee has adopted a policy that provides that generally one-half of the value of an executive’s equity awards shall be performance-based, subject to individually negotiated contractual arrangements with newly hired executives.

The foregoing elements combine to promote the compensation objectives that we have outlined above. Our Compensation Committee believes that a mix of both short-term cash incentives and long-term equity incentives are appropriate to implement our overall compensation program.

Within our executive compensation program, our Compensation Committee considers long-term equity awards as the most effective component of our executive compensation program for attracting and retaining executive talent, and incentivizing long-term performance that aligns with the interests of our stockholders. Accordingly, in setting executive compensation, our Compensation Committee has generally allocated executive compensation opportunities more heavily toward long-term equity awards rather than cash compensation. Moreover, in any particular performance period, assuming strong company and/or individual performance, our Compensation Committee may use equity awards for retention purposes or to incentivize performance in cases where the nature of an executive’s future performance goals merits a higher award commensurate with higher target achievements for the performance period.

Executive Compensation Highlights

Over the past three years, we have made significant changes to our senior management team, including the appointment of Mr. Rothman as our Chief Financial Officer in February 2013, Mr. Galant as our CEO in October 2013, Mr. Bhanot as our Executive Vice President, Engineering and Chief Technology Officer in December 2013, and, most recently, the appointment of Mr. Robson as our Executive Vice President, Verifone Systems in January 2015. In hiring these individuals, our Board sought new executive talent with substantial strategic experience in the financial technology industry and technical expertise relevant to our systems and solutions, and also executives with demonstrated leadership and success at organizations with greater scale or complexity than ours in order to position ourselves for growth.

For fiscal 2015, our Compensation Committee took the following key compensation actions with respect to the compensation of our NEOs:

•	Base Salaries—Maintained their fiscal 2015 base salaries at their fiscal 2014 levels;

•

Short-Term Incentive Compensation—For Mr. Rothman, Mr. Liu and Mr. Bhanot, maintained their short-term cash incentive target for fiscal 2015 at the fiscal 2014 level (Mr. Robson was newly hired in fiscal 2015). Based on our achievement of at least 80% of the target levels for our financial performance objectives for fiscal 2015, as well as an assessment of their individual performance, paid bonuses to our NEOs that ranged from 94% to 143% of their applicable target short-term incentive compensation opportunities; and

•

Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of equity awards, consisting of performance-based restricted stock unit awards, which are to be earned based on our total stockholder return performance compared to the total stockholder return of the S&P North American Technology Sector Index measured over a three-year performance period, and restricted stock unit awards, which vest over multi-year periods, in amounts ranging from a grant date fair value of $2,127,944 to $2,635,920 for our NEOs (other than our CEO), as well as an equity award with a grant date fair value of $6,095,840 granted to our CEO.

Compensation Terms with Fiscal 2015 NEOs

Our current arrangements with our NEOs relate in part to terms that we negotiated with each NEO when he was hired. The pay levels and awards reflected in the employment arrangements for these executives were a result of extensive negotiations with the executives, taking into account the totality of the circumstances and the competitiveness in our industry for executive talent. While our Compensation Committee references our executive compensation program and policies in negotiating compensation for new executives, our Compensation Committee also places significant weight on each candidate’s specific qualifications, other competitive opportunities available to the candidate, the candidate’s current compensation package, including value of any compensation forfeited in leaving a position to join Verifone, and the initial compensation packages of individuals in similar leadership positions at our peer group companies, companies that compete with us for executive talent (including companies with organizations and operations of greater complexity or larger scale than ours), and other companies in our industry based on information provided by our Compensation Committee’s compensation consultant. For example, our Compensation Committee may agree to a cash or equity bonus award upon an executive’s employment start date, or may provide for minimum bonus payouts for specified periods, to replace or “make whole” compensation foregone by an executive in order to accept employment with us. Our Compensation Committee also gives significant consideration to each candidate’s intended role and responsibilities, including the criticality of his or her role to our ability to successfully execute on our business and transformation plan.

Negotiated terms at the time of hire are intended to be specific only to the new hire compensation for the executive. Ongoing compensation will be determined based on performance and the principles of our executive compensation program. On an ongoing basis, our Compensation Committee would continue to give significant weight to an executive’s experience, background and demonstrated leadership, particularly at companies of greater complexity or larger scale of operations than ours, in evaluating whether an executive’s total compensation is competitive and sufficient to retain an executive. For more information on the compensation terms provided to our NEOs, see the discussion under “Employment Agreements and Offer Letters” below.

Determination of Compensation

Role of our Compensation Committee

Our Compensation Committee reviews our executive compensation program, policies and practices annually. Our Compensation Committee analyzes all existing elements of compensation (including base salary, annual cash incentive awards and long-term incentive compensation) for each executive officer and considers, among other things, the retention value of the long-term equity awards and overall competitiveness of the program. In evaluating the competitiveness of our executive compensation program and setting executive compensation levels, our Compensation Committee compares each compensation element separately, and in total, to compensation at the peer group companies or other surveyed companies where peer group information is not available for a particular position. Our Compensation Committee evaluates each component of our compensation program to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate.

In determining the compensation of each NEO, our Compensation Committee considers the following factors:

•	The contribution and experience of the NEO and the scope and importance of the NEO’s responsibilities;

•	Peer group company data, competitive market data and other analyses prepared by our Compensation Committee’s compensation consultant, as described below;

•	Whether the short- and long-term elements of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives and retention value are maintained;

•	Our stock price performance over a multi-year period compared against relevant market indices;

•

Our financial performance during the fiscal year as measured against projections of our financial performance approved by our Board at the beginning of the fiscal year, including projections in respect of non-GAAP net revenues, non-GAAP EPS and free cash flow;

•	The compensation package received by our NEO in prior fiscal years;

•	The compensation package of individual NEOs as compared with each other as well as our other officers; and

•	With respect to our NEOs other than the CEO, the recommendation of our CEO based on his subjective evaluation of the individual’s performance.

Role of Compensation Consultant

Our Compensation Committee retains and consults with a compensation consultant on overall compensation program strategy and the competitiveness of our executive compensation program, and considers the input of the compensation consultant in making compensation decisions. Our Compensation Committee also considers information from its compensation consultant regarding the compensation levels of companies within our industry and other industries that compete for the same talent. We also subscribe to third-party compensation survey and advisory services that allow us and our Compensation Committee to access reports and compensation survey data for comparative purposes. In determining compensation policies and practices for our NEOs, our Compensation Committee also considers the executive compensation policies periodically published by the major proxy advisory firms.

Neither we nor our Compensation Committee has maintained any long-term contractual relationship with any compensation consultant, but in recent years our Compensation Committee has retained Compensia, a national compensation consulting firm, to provide relevant competitive market data and compensation advisory services in connection with its review and determination of compensation for our NEOs. Neither Compensia nor any of its affiliates provided any services to us other than the services provided to our Compensation Committee. During fiscal 2015, our Compensation Committee conducted an independence evaluation of Compensia pursuant to SEC rules and the NYSE listing standards, including a consideration of any potential conflict of interests, prior to its engagement of Compensia and concluded that Compensia was independent. Compensia reports directly to our Compensation Committee and may be terminated or replaced at any time at our Compensation Committee’s sole discretion.

Competitive Data

Our Compensation Committee considers market and peer group company data, as well as additional survey data in making executive compensation decisions. Peer group companies consist of companies that are likely to compete with us for business and/or for executive talent, and were selected using a formula-based approach. The formula-based approach identifies companies with the following company characteristics:

•	Principal business generally in high-technology;

•	Comparable in market capitalization (using companies with four-tenths to four times our amounts);

•	Comparable in revenues (using companies with one-half to two times our amounts);

•	Comparable in terms of market capitalization as a multiple of revenue (using companies with a multiple of one to four times revenue); and

•	Having an annual revenue growth exceeding 5%.

The criteria used for the selection of peer group companies and competitive market data are intended to enable comparisons to companies with whom we compete for business and/or executive talent. Based on the components of our formula, our formula-based approach also seeks to maintain a peer group that places us at approximately the average of the range of market capitalization and revenue of our peer group companies.

The following companies made up the peer group companies for fiscal 2015, with changes from fiscal 2014 resulting from companies being added (Cree, Inc., EchoStar Corporation, Sapient Corporation, Take-Two Interactive Software, Inc., Trimble Navigation, Ltd. and ViaSat Inc.) or removed (Belden Inc., Blackhawk Network Holdings, Inc., CoreLogic, Inc., Cypress Semiconductor Corporation, SunPower Corporation and Synaptics, Inc.) based on the application of the formula-based approach and either meeting or no longer meeting the criteria:

Broadridge Financial Solutions, Inc.	Genpact Limited	Take-Two Interactive Software, Inc.
Cadence Design Systems, Inc.	Global Payments Inc.	Teradyne, Inc.
Cardtronics, Inc.	MAXIMUS, Inc.	Total System Services, Inc.
Ciena Corporation	Microsemi Corporation	Trimble Navigation, Ltd.
Cree, Inc.	NeuStar, Inc.	Vantiv, Inc.
EchoStar Corporation	Sapient Corporation	ViaSat Inc.
Euronet Worldwide, Inc.	Synopsys, Inc.

Where additional market data is needed for the evaluation of compensation for our executives, including when there is insufficient peer company information available, our Compensation Committee uses compensation survey data for companies generally with the same characteristics noted above, and that are likely to compete with us for executive talent. For fiscal 2015, additional competitive market data was provided from the Radford Global Technology Compensation Survey of companies with annual revenues in the range of $1.0 billion to $3.0 billion.

Compensation Committee Evaluation of Competitive Data

Information reviewed by our Compensation Committee includes analyses of base salary, total cash compensation, long-term incentive value and total direct compensation of our peer group companies and additional competitive market data prepared by its compensation consultant. In preparing for its annual review of executive compensation, our Compensation Committee seeks advice from its compensation consultant with respect to the individual elements of executive compensation, as well as the competitiveness of our executive compensation program compared to peer group companies and competitive market data, and taking into account any changes to the competitive environment for executive talent in our markets. In evaluating executive compensation and our executive compensation program, our Compensation Committee takes into account our 1-year and 3-year financial performance based on parameters such as net revenues, operating income trend, net income trend, market capitalization growth and TSR, compared to our peer group companies and competitive market data.

Our Compensation Committee’s goal in its deliberations is to award compensation that is reasonable in relation to the objectives of our compensation program when all elements of potential compensation are considered. Our Compensation Committee uses the compensation data and market trends described above as an important factor in setting executive compensation. This data is one of a number of factors in our Compensation Committee’s decisions regarding compensation and pay practices, and it generally uses such data and trends as a reference point rather than as a strict benchmarking tool in making decisions as to whether the contributions and responsibilities of each NEO are properly reflected in his or her compensation. Where an executive’s role with Verifone comprises more than one function or area of responsibility, our Compensation Committee consults with its compensation consultant to evaluate additional data and recommendations in adjusting such executive’s compensation to reflect his or her role.

As part of its annual process to set executive compensation, our Compensation Committee considers a number of factors and data points relevant to each executive, including competitive compensation levels for each compensation element based on peer group companies and competitive market data. Assessments are made on an executive-by-executive basis, with consideration of the size and complexity of each executive’s business unit or function, as well as their individual roles and responsibilities. Our Compensation Committee places substantial weight on whether the compensation will incentivize superior performance as well as on the overall competitiveness and retention value of an executive’s compensation. Our Compensation Committee evaluates the competitiveness within our industry for executive talent of the caliber that we desire and also gives consideration to organizational factors that may impact retention of our executives. Several of our recent management changes have included the addition of executives with extensive executive leadership experience and a level of expertise at organizations that are larger in scale and complexity than ours and our peer group companies. Our Compensation Committee takes into consideration the value to Verifone of such executive’s experience and level of expertise in setting compensation. In addition, for certain periods, an executive’s compensation may be based on specific negotiations at the time such executive was hired.

Role of CEO in Determining Executive Compensation for NEOs

Our CEO provides recommendations to our Compensation Committee with respect to the determination of compensation for our NEOs; however, our CEO does not make a recommendation as to his own compensation. While our Compensation Committee uses this information and values our CEO’s recommendations, it ultimately exercises its own judgment in setting each NEO’s compensation. Our CEO was not present at any Compensation Committee discussions regarding his own compensation.

Employment-Related Agreements with the NEOs

We may enter into arrangements with one or more of our executives related to specific employment or compensation terms. Our Compensation Committee makes the determination as to the terms of our arrangements with our executives. In general, our Compensation Committee considers whether an agreement is necessary to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the NEO and the importance of the particular position to our operations and strategic plan, or if our Compensation Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the executive, or our practices with respect to other similarly situated employees.

Only one of our NEOs, Mr. Robson, joined the Company during fiscal 2015. Mr. Robson’s employment agreement is highlighted below. Employment agreements and offer letters for other NEOs are summarized in the section “Employment Agreements and Offer Letters” below.

Mr. Robson

Mr. Robson joined us as EVP, Verifone Solutions in January 2015. In setting his compensation, key considerations in addition to peer group company data points included Mr. Robson’s compensation at his then-current executive position as Chief Technology Officer for Dell’s Client Product Group and his extensive experience as an innovator for new products and technologies. In addition to setting an initial annual base salary and target annual cash bonus opportunity, Mr. Robson’s offer letter included the following negotiated provisions:

Sign-On Bonus. A sign-on bonus of $1,600,000 payable within ten business days of his employment start date of January 19, 2015, subject to (i) return of the full bonus in the event he resigns without good reason or if his employment is terminated for cause (in each case as such terms are defined in our Executive Severance Policy) on or before the second anniversary of his employment commencement date; and (ii) return of $1,000,000 of the bonus if such resignation or termination for cause occurs after the second anniversary but before the third anniversary of his employment commencement date.

Long-Term Incentive Equity Awards. An initial RSU award with a grant date fair market value of $3,000,000, 50% of which will cliff vest on the first anniversary of the date of grant (which anniversary will occur on February 2, 2016) and 50% of which will cliff vest on the second anniversary of the date of grant.

Relocation expenses. Reimbursement of reasonable relocation and temporary housing expenses (not to exceed six months) up to $150,000, for his relocation to our corporate headquarters in California. Such reimbursement does not include a gross up for any associated income taxes.

Severance and Change of Control. Certain severance payments and benefits as described under “Potential Payments Upon Termination or Change of Control—Severance Arrangements” below.

Mr. Robson’s initial compensation package also includes terms which were intended as one-time “make-whole” components and were designed to be competitive with the terms of his compensation at Dell. Our Compensation Committee does not consider such compensation components to be typical of our compensation program or philosophy and are not components in our Compensation Committee’s ongoing executive compensation decisions, but rather were appropriate in order to recruit Mr. Robson as our EVP, Verifone Solutions.

Fiscal 2015 Executive Compensation

Base Salary

Our Compensation Committee reviewed the base salary for our NEOs at the beginning of fiscal 2015 and decided to maintain the same annual base salary for fiscal 2015 as for fiscal years 2014 and 2013 for Messrs. Galant, Rothman and Liu. Mr. Bhanot joined us in December 2013 and his annual base salary for 2015 was maintained at the same level as for fiscal 2014. Mr. Robson joined us in January 2015 and his annual base salary for fiscal 2015 was determined in arm’s-length negotiation with him. The following table sets forth the annual base salaries for fiscal 2015 for our NEOs:

NEOs	Fiscal 2015
Paul Galant	$800,000
Marc Rothman	$450,000
Alok Bhanot	$400,000
Albert Liu	$400,000
Glen Robson	$450,000

Short-Term Incentive Compensation

Our Compensation Committee uses short-term incentive compensation opportunities to incentivize achievement of certain short-term corporate objectives as reflected in our annual operating plan. The performance measures and related target levels are established at the beginning of each fiscal year based on our annual operating plan as approved by our Board at that time, and are generally set at the higher end of the range of our planned growth. On an individual basis, each NEO is given a set of performance objectives that are aligned with our annual operating plan, strategic goals, and transformation initiatives, which are set out in the form of a “scorecard.” The fiscal 2015 corporate financial performance objectives, a detailed summary of each NEO’s fiscal 2015 scorecard performance objectives and our actual achievement versus such objectives are discussed in further detail below under “Fiscal 2015 Short-Term Incentive Compensation.”

In selecting the performance measures and related target levels for our short-term incentive compensation opportunities, our Compensation Committee balances the consideration of the likelihood of achieving such performance objectives with the effectiveness of such objectives in incentivizing our NEOs’ performance, consistent with similar considerations when management prepares our annual operating plans. Our Compensation Committee aims to set company-wide financial performance target levels that are expected to be attainable with meaningful effort. On a year-over-year basis, we typically plan for a certain growth rate in each of the financial performance measures when setting the related target levels, after taking into account growth opportunities, strategic initiatives and market position as well as any countervailing considerations. Therefore, in general, unless there are unusual or unexpected factors affecting our business in general, our key markets or a key business unit or region, or if an NEO fails to adequately execute on planned initiatives, it is probable, though not certain, that the target levels will be achieved with meaningful effort. It is important to our Compensation Committee that the achievement of these target levels is subject to a certain level of risk, including the risk that there will be no payout as a result of failure to meet the threshold requirement.

For fiscal 2015, the short-term incentive compensation opportunity consisted of an annual cash bonus target. Consistent with our compensation philosophy, 75% of that opportunity is determined based on pre-established company-wide performance measures, consisting of corporate financial performance metrics. The other 25% weight is based on achievement of individual performance objectives based on each NEO’s individual scorecard metrics. Each NEO’s short-term incentive compensation bonus was based on the actual percentage achievement for each financial performance measure and the individual scorecard, subject to the calculation methodology and adjustment described below. The maximum short-term incentive bonus attainable for each individual based on both the company-wide performance measures and the individual performance objectives is further capped at two hundred percent (200%) of the individual’s short-term incentive compensation opportunity.

Fiscal 2015 Performance Measures

Company Financial Performance Measures

Our Compensation Committee views our overall financial performance as the most important factor in determining an NEO’s short-term incentive compensation. For fiscal 2015, our Compensation Committee selected non-GAAP net revenues, non-GAAP EPS and free cash flow, which directly supported our fiscal 2015 business priorities as the company financial performance measures. Seventy-five percent of each NEO’s annual short-term incentive bonus target for fiscal 2015 is based on the achievement of company financial performance measures. Our Compensation Committee also determined that we must achieve at least 80% of the pre-established target level for both the non-GAAP net revenues and non-GAAP EPS measures (before applying the decelerator/accelerator factor described below) in order for there to be a bonus payout. In addition, the maximum payout under each performance measure was capped at 200%. The relative weighting among these three performance measures for fiscal 2015 were revised to place a heavier weight on revenues to emphasize the importance of revenue attainment and growth to the value of Verifone. All fiscal 2015 financial measure target levels were set higher than the actual results achieved for the same measures in fiscal 2014.

1. Non-GAAP net revenues (weighted 40%)

We consider growth in revenues to be an essential component of our long-term success and viability. We use non-GAAP net revenues in addition to our GAAP revenues to evaluate our overall performance. For fiscal 2015, non-GAAP net revenues were calculated by adding back to our GAAP net revenues the fair value decrease (step-down) in deferred services revenues at acquisition from acquired entities. We refer to this measure as “non-GAAP net revenues” in reporting our financial results in current reports on Form 8-K. Please see Appendix A for a reconciliation of our non-GAAP net revenues to our GAAP net revenues for fiscal 2015.

For purposes of calculating the performance achievement for our non-GAAP net revenue, our Compensation Committee applied a decelerator/accelerator factor that provided for every percentage point that we underachieved or overachieved versus the pre-established target level for fiscal 2015, the deemed achievement percentage for this measure would be reduced or increased by five percentage points. For example, if we achieved 99% of the target level for non-GAAP net revenues, for the purposes of the short-term incentive compensation we will be deemed to have achieved 95% of this measure. Similarly, if we achieved 101% of the target level of this measure, we will be deemed to have achieved 105% of this measure.

2. Non-GAAP EPS (weighted 25%)

We consider growth in non-GAAP EPS to be an indicator of our ability to generate returns on our operations and fund future growth. We use this performance measure to evaluate our performance and compare our current results with those for prior periods, as well as with the results of other companies in our industry. This non-GAAP performance measure has also been used by investment analysts to evaluate our performance. For fiscal 2015, non-GAAP EPS was calculated by excluding the following GAAP items from GAAP net income (loss) as reported: amortization of step-down in deferred services revenue at acquisition; amortization of purchased intangible assets; other merger, acquisition, and divestiture related expenses; restructuring charges; stock-based compensation; cost of debt refinancing; certain other charges and income that we believe may limit the comparability of our ongoing operations with prior and future periods, such as litigation settlement and loss contingency expense; certain costs incurred in connection with senior executive management changes, such as separation payments, non-compete arrangement fees, legal fees and recruiter fees; and the income tax effect of non-GAAP exclusions. For this purpose, non-GAAP diluted shares include additional shares for non-GAAP purposes in periods where we have non-GAAP net income and a GAAP net loss. We refer to this measure as “non-GAAP net income per diluted share” in reporting our financial results in current reports on Form 8-K. Please see Appendix A for a reconciliation of our non-GAAP net income (loss) to our GAAP net income (loss) and our non-GAAP EPS to GAAP EPS for fiscal 2015.

As with non-GAAP net revenues, for purposes of calculating the incentive bonus achievement for this performance measure, our Compensation Committee applied a decelerator/accelerator factor that provided for every percentage point that the company underachieved or overachieved versus the pre-established target level for fiscal 2015, the deemed achievement percentage for this measure would be reduced or increased by five percentage points. For example, if we achieved 99% of the target level for non-GAAP EPS, for the purposes of the short-term incentive compensation we will be deemed to have achieved 95% of this measure. Similarly, if we achieved 101% of the target level of this measure, we will be deemed to have achieved 105% of this measure.

3. Free cash flow (weighted 10%)

Free cash flow is a non-GAAP financial measure. We determine free cash flow as net cash provided by operating activities less capital expenditures, in each case as determined in accordance with GAAP. Please see Appendix A for a reconciliation of our free cash flow to our GAAP net cash provided by operating activities for fiscal 2015.

Individual Performance Measures (weighted 25%)

Our Compensation Committee recognizes that it is important to reward individual contributions measured based on performance goals set for each NEO that reflect our overall business strategy as well as achievement of individualized strategic and financial goals and other particular areas of importance for the functions or business units managed by each NEO. A portion of each NEO’s short-term incentive compensation is based on attainment of pre-established individual performance objectives set at the beginning of the year. For fiscal 2015, individual performance objectives were established using a scorecard system, and each NEO’s scorecard incorporated performance goals to further our overall transformation and strategic initiatives for the fiscal year. Our CEO’s scorecard incorporates performance goals measured at a company-wide level and each other NEO’s scorecard sets out performance goals tied to his or her business unit or functional group.

Twenty-five percent (25%) of each NEO’s annual short-term incentive bonus opportunity for fiscal 2015 was based on the achievement of individual scorecard performance measures. Our CEO reviewed and set the scorecard measures for each executive who was a direct report, including Messrs. Rothman, Bhanot, Liu and Robson. Our CEO’s scorecard measures were set based on the corporate scorecard approved by our Board. Each NEO’s scorecard was also reviewed with our Compensation Committee prior to being finalized. The maximum individual performance objectives for each NEO were further capped at two hundred percent (200%) of the NEO’s individual performance measures, or fifty percent (50%) of the NEO’s annual short-term incentive bonus target.

After the end of the fiscal year, our Compensation Committee met with our CEO to review whether our CEO had achieved the pre-established performance objectives in his scorecard and to provide him with an opportunity to present what he believed were his significant contributions to the Company for the fiscal year. Our Compensation Committee also reviewed the individual scorecard of each other NEO with our CEO. In determining the overall individual performance of each NEO (other than the CEO), our Compensation Committee placed substantial weight on our CEO’s recommendations and subsequent discussions with him.

Qualitative Adjustment under Short-Term Incentive Plan (capped at +/- 20%)

Although our Compensation Committee believes that the bulk of the short-term incentive bonus should be based on objective measures of our financial performance and individual performance as described above, it also believes that in certain circumstances subjective performance elements can be important in determining our NEOs’ short-term incentive compensation. Under our short-term incentive plan, a portion of an NEO’s bonus may be awarded based on an evaluation of a number of qualitative factors with respect to an NEO’s individual performance that are not identified on the individual scorecard, including development of his or her team at an executive level, leadership, succession planning, compliance culture, tone from the top, overall staff communications and management and the effect of on performance of factors outside the NEO’s control such as foreign exchange currency fluctuations. This performance assessment is evaluated subjectively and may result in a qualitative adjustment upward or downward by up to 20% of an NEO’s bonus achievement, subject to an overall cap on the short term incentive compensation of 200% of the NEO’s target.

Fiscal 2015 Short-Term Incentive Compensation

The short-term incentive compensation performance measures and related target levels and actual short-term incentive awards for fiscal 2015 are summarized in the table below, followed by a discussion of each NEO’s achievements underlying the awards.

Performance Metrics—Fiscal 2015					Paul Galant		Marc Rothman		Alok Bhanot		Albert Liu		Glen Robson(2)
	Target	Actual	% Achievement w/applied accelerator or decelerator(1)	Weight	Target	Award	Target	Award	Target	Award	Target	Award	Target	Award
Financial & Corp. Performance Metrics (in millions, except per share numbers and percentages)(1)				75%
Non-GAAP net revenues	$2,030	$2,001	92.97%	40%	$480,000	$446,000	$180,000	$167,000	$200,000	$186,000	$160,000	$149,000	$180,000	$132,200
Non-GAAP EPS	$1.87	$1.83	89.30%	25%	$300,000	$268,000	$112,500	$100,250	$125,000	$112,000	$100,000	$89,000	$112,500	$79,000
Free cash flow	$150	$143	95.16%	10%	$120,000	$114,000	$45,000	$43,000	$50,000	$47,000	$40,000	$38,000	$45,000	$34,000
Individual Scorecard Metrics				25%	$300,000	$600,000	$112,500	$169,000	$125,000	$156,250	$100,000	$150,000	$112,500	$89,675

Subtotal				100%	$1,200,000	$1,428,000	$450,000	$479,250	$500,000	$501,250	$400,000	$426,000	$450,000	$334,875
Qualitative Adjustments (+/- 20%)						$285,600		$—		$—		$—		$—

Total						$1,713,600		$479,250		$501,250		$426,000		$334,875

(1)	The achievement percentages indicated in the table above for non-GAAP net revenues and non-GAAP EPS reflect the deemed achievement levels after applying the accelerator/decelerator factors to each such measure. For fiscal 2015, our actual achievement for non-GAAP net revenues was 98.6% of the target level and our actual achievement for non-GAAP EPS was 97.9% of the target level. See Appendix A to this Proxy Statement for a reconciliation of our non-GAAP financial performance measures to our GAAP financial performance measures for fiscal 2015.

(2)	Mr. Robson’s short-term incentive compensation award was prorated for the ten months of fiscal 2015 that he was employed with us.

Short-Term Incentive Plan Achievements

Because we attained the threshold performance levels for both non-GAAP net revenues and non-GAAP EPS for fiscal 2015, each NEO also received a payout based on achievement of his individual performance scorecard goals.

Mr. Galant

As discussed above, Mr. Galant’s individual performance was evaluated on a company-wide basis.

As also discussed above, 75% of the weight of the incentive plan is placed on achievement of corporate financial objectives, based on the Compensation Committee-approved formula and targets set at the beginning of the year. The results are laid out in the table above.

For fiscal 2015, our Compensation Committee determined that Mr. Galant significantly exceeded his individual performance measures and our Compensation Committee’s performance expectations on an overall basis.

Our Compensation Committee determined that Mr. Galant significantly exceeded expectations based on its evaluation of Mr. Galant’s individual performance objectives under our short-term incentive compensation plan. Key achievements, included developing and leading key elements of our corporate strategy with a focus on our mission to transform to a payment and commerce services provider, continued significant improvements to executive leadership talent, successfully rebuilding and growing key client relationships, driving improvements in our product roadmap, restructuring the organization to better serve client needs and gain efficiencies, and improvements in overall employee engagement. Mr. Galant’s performance achievement reflected his management of our executive team’s achievement of our corporate strategy and goals, including our restructuring, transformation and recruiting initiatives. Under Mr. Galant’s leadership, we exceeded $2 billion in annual revenues in fiscal 2015 for the first time in the Company’s thirty plus years of operations. We also increased operating cash flow to $249.3 million, free cash flow to $142.9 million and non-GAAP net-income per diluted share to $1.83. Since joining us as our CEO in October 2013, Mr. Galant has successfully built and developed a strong executive management organization, including creating executive development opportunities and a scorecard process to effectively manage executive achievement against corporate goals. He also led the executive team in a number of product and client management initiatives. Mr. Galant also successfully led our transformation toward a one Verifone culture with a focus on clients, operational excellence and effective staff communications and processes, including enhancing our operational and governance infrastructure and materially increasing the overall global employee engagement score as measured by our annual employee survey. Our Compensation Committee also considered the 31% total return in our stock price from October 1, 2013 when Mr. Galant became our CEO through the end of fiscal 2015.

After considering Mr. Galant’s individual performance, our Compensation Committee gave him an individual scorecard level of 200% and further applied a qualitative increase of 20% under the incentive plan to his short-term incentive compensation payout. When combined with the Company achievement level with respect to the financial performance measures described above, Mr. Galant earned a short-term incentive compensation payout equal to 143% of his target award opportunity.

Mr. Rothman

Mr. Rothman’s fiscal 2015 individual performance achievements included:

•	taking a broad leadership role in developing and executing our plans for transformation, restructuring and operational efficiencies;

•	establishing global finance shared services support centers;

•	meeting or exceeding the pre-established targets for the cash conversion cycle, capital expenditure budget and foreign funds repatriation through more disciplined cash management of the Company;

•	establishing the Company’s first ever stock repurchase program and return of capital to stockholders;

•	reducing net debt and improving the Company’s credit rating; and

•	co-leading the Company’s enterprise risk management function.

Mr. Rothman also successfully managed key enhancements to our organization infrastructure through changes in our finance, IT and administrative organizations, processes and systems, including the implementation of Salesforce.com, Oracle R12, Planview and Payroll systems. After considering Mr. Rothman’s individual performance achievements for the year, our Compensation Committee gave him an individual scorecard level of 150%. Taken together with the Company’s achievement level with respect to the financial performance measures described above, Mr. Rothman earned a short-term incentive compensation payout equal to 107% of his target award opportunity.

Mr. Bhanot

Mr. Bhanot’s fiscal 2015 individual performance achievements included:

•	the successful development and delivery of key new product lines, including our next generation Engage line of payment solutions;

•	improving product development cycle time;

•	generating engineering operating efficiencies and reinvesting in new product development; and

•	implementing a people platform for the global engineering organization resulting in increased employee engagement.

Mr. Bhanot also completed key staffing upgrades and hires in functions critical to our strategy. After considering Mr. Bhanot’s individual performance achievements for the year, our Compensation Committee gave him an individual scorecard level of 125%. Taken together with the Company’s achievement level with respect to the financial performance measures described above, Mr. Bhanot earned a short-term incentive compensation payout equal to 100% of his target award opportunity.

Mr. Liu

Mr. Liu’s fiscal 2015 individual performance achievements included:

•	serving as the interim General Manager of our China business and driving its strategic restructuring;

•	executing and integrating our acquisitions during the year;

•	resolving major pending litigation matters;

•	continuing enhancements to our corporate governance and compliance functions; and

•	co-leading the Company’s enterprise risk management function.

After considering Mr. Liu’s individual performance achievements for the year, our Compensation Committee gave him an individual scorecard level of 150%. Taken together with the Company’s achievement level with respect to the financial performance measures described above, Mr. Liu earned a short-term incentive compensation payout equal to 107% of his target award opportunity.

Mr. Robson

Mr. Robson’s fiscal 2015 individual performance achievements included:

•	successfully executing key product launches, including our next generation Engage line of payment solutions and our mobile and cloud point of sale products;

•	helping to create a product roadmap for commerce enablement devices;

•	significantly restructuring the systems solutions product management team; and

•	recruiting a new global head of marketing to improve our outbound product marketing capabilities.

After considering Mr. Robson’s individual performance achievements for the year, our Compensation Committee gave him an individual scorecard level of 100%. Taken together with the Company’s achievement level with respect to the financial performance measures described above, Mr. Robson earned a short-term incentive compensation payout equal to 94% of the pro-rated target award opportunity.

Long-Term Incentive Compensation

Our Compensation Committee determines, on an annual basis, whether to provide long-term incentive compensation in the form of equity awards to our NEOs, subject to any pre-existing contractual obligations. Our Compensation Committee believes that equity awards encourage a strong ownership stake in the Company and align the interests of our NEOs with those of our stockholders. In addition, these equity awards are intended to serve as incentives for our NEOs to remain with us, continue performance at levels consistent with our corporate objectives and tie a substantial amount of their overall target total direct compensation to our long-term stock performance and profitability. As a result, our executive compensation program generally has been weighted more toward long-term incentive compensation rather than cash compensation.

Use of Performance-Based Equity Awards. Our Compensation Committee believes that a significant portion of the equity awards granted to our NEOs should be performance-based. Consequently, performance-based equity awards have generally comprised at least 50% of each NEO’s total equity award value. Our Board and Compensation Committee have adopted a formal policy that provides that generally at least half of the long-term incentive compensation opportunities granted to our executive officers should be subject to performance-based vesting requirements with the remainder to be subject to time-based vesting requirements, subject to any pre-existing contractual obligations.

Performance-based equity awards are earned upon the achievement of one or more pre-established performance measures and related target levels over a multi-year performance period. For the performance-based equity awards granted to our NEOs in fiscal 2015, our Compensation Committee selected total stockholder return relative to the S&P North American Technology Sector Index, measured over a three-year performance period, as the performance objective. The shares of our common stock subject to such award will be earned at the end of the three-year performance period based on our actual percentile achievement on a stack-ranked basis, subject to a minimum achievement threshold at the 25th percentile, below which there would be no payout, and a maximum payout of 200% for achievement at the 100th percentile. In selecting a relative performance measure, our Compensation Committee was cognizant of the possibility of a payout in the face of declining performance, but balanced such concern with its use of absolute performance measures in our short-term incentive compensation plan and its belief that this design would enable us to provide our NEOs with a competitive compensation opportunity. In addition, our Compensation Committee believes that a benchmark against an industry performance index is appropriate to control for factors, such as overall economic conditions, that are outside of our NEOs’ control.

Beginning in fiscal 2016, our performance based equity awards will have a maximum payout of 150% for achievement at the 75th percentile or above and will be subject to a maximum payout cap equal to four times the grant date fair market value.

Types of Equity Awards. Equity awards may be in the form of stock options or RSU awards. For RSU awards, upon vesting, shares of our common stock are deliverable on a one-for-one basis. Awards in the form of stock options offer our NEOs the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price. The exercise price is the fair market value of our common stock based on the stock closing price, as traded on the NYSE, on the grant date. Stock option awards have a term of seven years from the date of grant.

Accounting Considerations. All equity awards are accounted for in accordance with FASB ASC Topic 718, Share-Based Payment. Our Compensation Committee considered the stock-based compensation charges that would be recorded for accounting purposes for the grants of stock options and RSU awards granted to our NEOs as part of its evaluation of our long-term incentive compensation. However, our Compensation Committee did not use such consideration as a primary factor in designing our long-term incentive compensation in light of the fact that these items do not directly relate to the achievement of our compensation objectives.

Equity Grant Practice. Equity awards, including annual awards and awards for new hires, are generally approved by our Compensation Committee only during one of its scheduled quarterly meetings. Our executive officers generally receive equity awards on an annual basis, which are generally approved by our Compensation Committee at its meeting in the first quarter of a fiscal year. In general, our Compensation Committee places significant weight on a value-based approach for equity awards and, as noted above, weights executive compensation more heavily toward long-term incentive compensation.

Fiscal 2015 Equity Awards

In determining the fiscal 2015 equity awards for our NEOs, our Compensation Committee took into consideration competitive market data, peer group data, each NEO’s individual performance and growth potential, and the value of his unvested equity awards. Our Compensation Committee also took into account the fact that Messrs. Galant, Rothman, Bhanot and Liu did not receive equity awards in fiscal 2014.

In January 2015, each of our NEOs employed at that time was granted a performance-based RSU award and a time-based RSU award. The performance-based restricted stock unit awards were granted with a measurement target based on our company TSR relative to the S&P North American Technology Sector Index, measured over a three-year performance period. Such awards, referred to as TSR Shares, are earned at the end of the three-year performance period with payout scaled at actual percentile achievement on a stack-ranked basis, subject to a minimum achievement threshold at the 25th percentile below which there would be no payout, and a maximum payout of 200% for achievement at the 100th percentile. Based on our company TSR as of the end of fiscal year 2015 being below the 25th percentile, there would be no payout on such awards as of the end of fiscal 2015 if such awards were measured for the period from the time of their grant through October 31, 2015. This further highlights that when the Company does not perform above the 25th percentile of the S&P North American Technology Sector Index, the NEOs will not realize any consideration under the TSRs and that realized compensation of the NEOs will ultimately be significantly impacted by the Company’s relative stock price performance. The restricted stock unit awards granted with time-based vesting vest as to 25% of the grant approximately one year after the grant date and as to the remainder in equal quarterly installments over the following three years.

Mr. Robson joined us in January 2015, and his equity compensation reflects the equity awards that were negotiated with him as part of his hiring process. His equity awards are summarized under “Employment Agreements and Offer Letters” below. As discussed under “Overview,” while our Compensation Committee follows our executive compensation policies in determining compensation packages for executive hires, the compensation for each executive hire is negotiated on an individual basis based on our Compensation Committee’s evaluation of a candidate’s specific circumstances and credentials as well as the executive role sought to be filled, and may not be reflective of our ongoing executive compensation practices.

The following table sets forth the fiscal 2015 equity awards granted to our NEOs, including the factors considered by our Compensation Committee in setting each such award:

Named Executive	Performance- Based Restricted Stock Unit Award (Shares)	Restricted Stock Unit Award with Time- Based Vesting (Shares)
Paul Galant(1)	77,000	57,800
Marc Rothman(2)	24,050	24,050
Alok Bhanot(2)	24,050	24,050
Albert Liu(2)	24,050	24,050
Glen Robson(3)	—	84,000

(1)	In determining the fiscal 2015 equity awards granted to Mr. Galant, our Compensation Committee relied primarily on the competitive market analysis, peer group and market data and “pay-for-performance”

analysis prepared by its compensation consultant as part of its assessment of the competitiveness of our CEO’s compensation. Our Compensation Committee also considered our overall company performance during Mr. Galant’s two year tenure, Mr. Galant’s continued strong performance in his role as our CEO, particularly his ability to recruit a strong management team and to execute on key strategic and transformational initiatives, and the fact that he did not receive an equity award in fiscal 2014. Our Compensation Committee decided to allocate more than 50% of the overall value of his equity awards to performance-based awards due to his role as CEO, to further align his ultimate realized compensation with our stock price performance.

(2)	In determining the fiscal 2015 equity awards granted to Messrs. Rothman, Bhanot and Liu, our Compensation Committee relied primarily on a competitive market analysis, peer group and market data and pay-for-performance analysis prepared by its compensation consultant as part of its assessment of the competitiveness of our executive compensation program. Our Compensation Committee also considered the fact that each of these individuals did not receive an equity award in fiscal 2014. Our Compensation Committee also gave considerable weight to the evaluation by Mr. Galant of each NEO’s performance in their respective areas of responsibilities and organizational and corporate-wide initiatives as well as their contributions to our performance compared to peer group companies.

(3)	Mr. Robson joined us in January 2015 and the equity awards granted to him reflect the arms-length negotiations that occurred in establishing his initial compensation package, as summarized under “Employment-Related Agreements with the NEOs” above.

Perquisites and Benefits

We provide limited perquisites and other personal benefits to our NEOs as described in this section and in the Summary Compensation Table when we believe it is appropriate to assist an individual in the performance of his or her duties and for recruitment and retention purposes. With the exception of these items, we do not provide perquisites or other personal benefits to our NEOs other than standard 401(k), health and welfare benefits available to all employees.

We provide Mr. Galant with certain fringe benefits, including storage expenses and travel reimbursement in connection with business and personal travel. We provide Mr. Rothman with certain benefits consisting of housing near our corporate offices and reimbursement of commuting expenses between Mr. Rothman’s residence in San Diego, California and our corporate offices in San Jose, California, in each case without tax gross-up. We provided Mr. Robson with certain relocation benefits, including moving and housing expenses, in connection with his relocation to our headquarter offices in San Jose, California.

Executive Stock Ownership Guidelines

In March 2014, as part of the modifications made to our executive compensation program, our Board amended the stock ownership guidelines that apply to our CEO and members of our management committee to increase the stock ownership levels that apply to our CEO, CFO and other members of our management committee (whether or not they are a direct report to our CEO). These amendments require our CEO to own a minimum number of shares of our common stock valued at five times his annual base salary, our CFO to own a minimum number of shares of our common stock valued at four times his annual base salary and the other members of our management committee to own a minimum number of shares of our common stock valued at three times his or her annual base salary.

Under these amended guidelines, unvested restricted stock awards and RSU awards and owned shares of our common stock count toward satisfying the ownership level. Executive officers appointed prior to the effectiveness of the original guidelines in March 2010 had until March 17, 2015, the fifth year anniversary of the original effective date of the policy, to achieve the relevant stock ownership levels. An executive officer who was appointed after the adoption of the guidelines has five years from his or her first appointment to comply with the guidelines. Executive officers who subsequently get promoted to a higher level must achieve their previous target shares within the initial five-year period, but will have until five years from the date of their promotion to achieve the incremental ownership requirement. Any executive officer who fails to meet or maintain these ownership requirements by the required time frame will be required to retain all shares acquired upon exercise of stock options or vesting of restricted stock or RSUs, net of shares withheld for taxes, until such ownership guidelines are attained. Executive stock ownership is reviewed quarterly by the Compensation Committee. All executive officers who have reached the five-year required time frame for compliance have been and are currently compliant with the executive ownership guidelines.

Adjustment or Recovery of Awards; Clawback Policy

Our Compensation Committee has adopted a compensation recovery (“clawback”) policy which provides that in the event of a financial restatement, any incentive-based compensation in the form of cash awards paid to an executive officer (which includes all NEOs) in the three-year period preceding the restatement that would not have been paid to such executive officer based on the restated financial results shall be returned to the Company. Such return may be in the form of: (1) a cash payment to the Company; (2) an agreement to withhold an appropriate amount from the executive officer’s base salary over a 12 month period; (3) the reduction of future incentive-based compensation payouts; and/or (4) cancellation of unvested equity awards, as may be agreed between Verifone and such executive officer. Further, all forms of incentive-based compensation (cash and equity) paid or awarded to an executive officer (which includes all NEOs) in the three fiscal years preceding any fraud or gross misconduct shall be returned to Verifone in the event such executive officer is deemed by our Board (in its sole discretion) to have committed such fraud or gross misconduct, with the terms of such return to be set by our Board in its sole discretion. Although waivers of the clawback policy may be made at our Board’s sole discretion, our Board anticipates waiver would occur only on a rare and exceptional basis.

Our Compensation Committee intends to evaluate this policy at such time as the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Act.

Policy Prohibiting Derivative Transactions and Pledging or Hedging

In accordance with our insider trading policy, we do not permit any employee, including the executive officers, to enter into derivative transactions on our securities (including short-sales, market options, or other transactions on derivatives of our securities) or to pledge our securities.

Tax Considerations

Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation. “Covered employees” generally refers to the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the corporation’s chief financial officer) in the year that the compensation is paid. This limitation does not apply to compensation that is considered “qualified performance-based compensation” under the rules of Section 162(m). Our Compensation Committee believes that it is in our best interests and the best interests of our stockholders to preserve the deductibility of compensation by structuring compensation elements for covered employees in compliance with Section 162(m) where practicable. The VeriFone Bonus Plan may provide for performance based awards within the meaning of Section 162(m) and our Compensation Committee intends to grant awards under the Bonus Plan that are performance-based within the meaning of Section 162(m). However, our Compensation Committee retains the flexibility to provide, and has in the past provided (including during fiscal 2015), for awards that are not deductible for purposes of Section 162(m).

Post-Employment Compensation Arrangements

Severance Arrangements

We have entered into and expect that we will continue to enter into severance arrangements with our executive officers, including the NEOs, to provide severance payments and benefits should we terminate their employment in certain circumstances. Consistent with market practice, such severance arrangements, which our Compensation Committee believes helps us to retain talent and maintain leadership stability, are designed to provide specified payments and benefits in the event of a “qualifying termination” (generally defined to mean a termination of employment by us other than for cause or a termination by the executive officer for good reason). Our severance arrangements with our executive officers are typically individually negotiated, in some circumstances at the time of his or her hire.

In determining the terms and scope of these arrangements, our Compensation Committee considers (i) similar arrangements in place at our peer companies as described above under “Determination of Compensation—Role of Compensation Consultants” and “—Competitive Data”; (ii) market practices and trends as provided to our Compensation Committee by its compensation consultant; (iii) the extent that such arrangements would contribute to our executive compensation program objectives, including the retention value of such arrangements in light of the competitiveness for executive talent in our industry; and (iv) the overall terms of any employment arrangements with each executive officer. In the case of newly recruited executive officers, our Compensation Committee also considers the terms of the candidate’s then-current compensation package.

Executive Severance Policy

In September 2013, our Compensation Committee approved and we adopted the Executive Severance Policy, which applies to certain executive officers, including Messrs. Rothman, Bhanot, Liu and Robson. Our Compensation Committee believes that it is beneficial to implement a consistent set of severance terms for our executive officers to provide specificity and certainty, both for our executive officers and us, as it will not only promote executive retention and provide leadership stability, but also enable us to develop our business plans with more clarity as to executive retention costs.

Equity Award Agreements

Our long-term incentive equity awards granted in fiscal 2013, 2014 and 2015 to certain NEOs provide for acceleration of vesting in the event of an involuntary or constructive termination of employment. Our Compensation Committee believes that these benefits are consistent with general competitive practices and that they help maximize executive retention, which is one of our objectives in making the awards.

Change of Control Severance

Our Compensation Committee believes that it is in our best interests to provide certain severance payments and benefits to our executive officers in the event of a “change-of-control” of the Company, in order to retain talent and maintain a stable management team leading up to, and during, a change of control.

Under our change of control provisions, severance payments and accelerated vesting of outstanding equity awards are subject to a “double-trigger,” arrangements, meaning that such payments and benefits are only provided if a qualifying termination of employment occurs within the applicable change of control period (defined to start three months before the change of control event and ending 12 months after the change of control event, except in limited instances for certain executive officers where the change of control period was set to end 18 months after the change of control event). In each case a change of control event is defined as the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% (except in limited instances where the threshold was set to 40%) or more of the total voting power of the Company’s then outstanding securities, (ii) upon the consummation of a merger, consolidation or similar transaction involving the Company (subject to certain customary exceptions), (iii) certain changes to the composition of our board of directors as specified in the 2006 Plan, (iv) our stockholders’ approval of a plan of liquidation or dissolution of the Company, or (v) the sale of all or substantially all of the Company’s assets to a non-affiliate.

We do not provide tax gross-ups for potential excise or other taxes on any payments or benefits that are paid in connection with a change of control event.

The material terms of the severance arrangements with the NEOs, the Executive Severance Policy and the change of control severance terms, as well as any payments and benefits that may be provided to the NEOs under their respective equity award agreements in connection with a termination of their employment or a change of control of the Company are described below in “Potential Payments Upon Termination or Change of Control.”

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding compensation of our NEOs for fiscal 2015, 2014 and 2013.

Summary Compensation Table

	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)	Total ($)
Paul Galant(4)	2015	800,000	—	6,095,840	—	1,713,600	—	18,583	8,628,023
CEO	2014	800,000	500,000	—	—	1,390,135	—	393,030	3,083,165
	2013	66,667	2,250,000	13,352,000	4,713,350	—	—	46,866	20,428,883

Marc Rothman(5)	2015	450,000	—	2,127,944	—	479,250	—	71,974	3,129,168
EVP and CFO	2014	450,000	—	—	—	532,550	—	67,993	1,050,543
	2013	336,057	—	5,235,291	—	263,591	—	45,498	5,880,437

Alok Bhanot(6)	2015	400,000	—	2,127,944	—	501,250	—	15,140	3,044,334
EVP, Engineering and Chief Technology Officer	2014	366,667	—	2,413,202	2,708,384	689,275	—	14,565	6,192,093
	2013	—	—	—	—	—	—	—	—

Albert Liu(7)	2015	400,000	—	2,127,944	—	426,000	—	16,307	2,970,251
EVP Corporate Development & General Counsel	2014	400,000	—	—	—	483,420	—	14,417	897,837
	2013	386,875	—	4,333,084	—	234,303	—	7,537	4,961,799

Glen Robson(8)	2015	450,000	1,600,000	2,635,920	—	334,875	—	40,972	5,061,767
EVP, Terminal Solutions	2014	—	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—	—

(1)	Amounts shown reflect the total fair value of the stock awards at the date of grant, also referred to as grant date fair value, as computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense recorded for the award and do not reflect the actual value that may be recognized by an NEO or whether the NEO has actually realized a financial benefit from the awards (such as by vesting in an RSU award). The grant date fair value for time-based RSUs is estimated using the closing price of our common stock on the date of grant. The grant date fair value of performance-based RSUs is estimated based on a Monte-Carlo simulation of each award as of the date of grant. For information on the valuation and valuation assumptions of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2015.

(2)	Amounts shown reflect the aggregate grant date fair value of stock option grants as computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense recorded for the award and do not reflect the actual value that may be recognized by an NEO or whether the NEO has actually realized a financial benefit from the awards (such as by exercising stock options). The fair value is estimated using the Black-Scholes-Merton option pricing model as of the date of grant in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2015.

(3)	For information on the equity award grants to the NEOs for fiscal 2015, see “Fiscal 2015 Equity Incentive Awards” and “Grants of Plan-Based Awards for Fiscal 2015” of this CD&A.

(4)	Fiscal 2015 Non-Equity Incentive Plan Compensation amount represents a performance-based bonus awarded to Mr. Galant. See “Grants of Plan-Based Awards for Fiscal 2015” and “Fiscal 2015 Short-Term Incentive Compensation” in this CD&A for further discussion of the pre-established targets, actual achievements against targets and the amounts earned. Fiscal 2014 Non-Equity Incentive Plan Compensation amount represents a performance-based cash bonus of $908,446 for the corporate component earned at 121%, $250,000 for the individual scorecard component earned at 100%, $231,689 representing a 20% discretionary increase to the cash bonus achievement, and an additional one-time special cash bonus of $500,000 awarded to Mr. Galant in recognition of his extraordinary performance for fiscal 2014. Fiscal 2015 All Other Compensation amount includes $12,924 in storage reimbursements, $3,186 for travel expenses in connection with business and personal travel, $1,333 of company 401(k) matching contributions and $1,140 of life insurance premiums.

(5)

Fiscal 2015 Non-Equity Incentive Plan Compensation amount represents a performance-based bonus awarded to Mr. Rothman. See “Grants of Plan-Based Awards for Fiscal 2015” and “Fiscal 2015 Short-Term Incentive Compensation” in this CD&A for further discussion of the pre-established targets, actual achievements against targets and the amounts earned. Fiscal 2014 Non-Equity Plan Compensation amount represents a performance-based cash bonus of $408,800 for the corporate component earned at 121%, and $123,750 for the individual scorecard component earned at 110%. Fiscal 2013 Non-Equity Incentive Plan Compensation amount represents a performance-based cash bonus of $207,341 for the corporate component earned at 123% and $56,250 for the business-unit component earned at 100%. Fiscal 2015 All Other Compensation amount includes $54,501 in housing and commute reimbursements, $16,333 of company 401(k) plan matching contribution and $1,140 of life insurance premiums.

(6)	Fiscal 2015 Non-Equity Incentive Plan Compensation amount represents a performance-based bonus awarded to Mr. Bhanot. See “Grants of Plan-Based Awards for Fiscal 2015” and “Fiscal 2015 Short-Term Incentive Compensation” in this CD&A for further discussion of the pre-established targets, actual achievements against targets and the amounts earned. Fiscal 2014 Non-Equity Plan Compensation amount represents a performance-based cash bonus of $454,223 for the corporate component earned at 121%, $125,000 for the individual scorecard component earned at 100% and $110,052 representing a discretionary increase to the cash bonus achievement. Fiscal 2015 All Other Compensation amount includes $14,000 of company 401(k) plan matching contribution and $1,140 of life insurance premiums.

(7)	Fiscal 2015 Non-Equity Incentive Plan Compensation amount represents a performance-based bonus awarded to Mr. Liu. See “Grants of Plan-Based Awards for Fiscal 2015” and “Fiscal 2015 Short-Term Incentive Compensation” in this CD&A for further discussion of the pre-established targets, actual achievements against targets and the amounts earned. Fiscal 2014 Non-Equity Plan Compensation amount represents a performance-based cash bonus of $363,420 for the corporate component earned at 121%, and $120,000 for the individual scorecard component earned at 120%. Fiscal 2013 Non-Equity Plan Compensation amount represents performance-based cash bonus of $184,303 for the corporate component earned at 123%, and $50,000 for the business-unit component earned at 100%. Fiscal 2015 All Other Compensation amount includes $15,167 of company 401(k) plan matching contribution and $1,140 of life insurance premiums.

(8)	Mr. Robson became an NEO in fiscal 2015. Fiscal 2015 Non-Equity Incentive Plan Compensation amount represents a performance-based bonus awarded to Mr. Robson. See “Grants of Plan-Based Awards for Fiscal 2015” and “Fiscal 2015 Short-Term Incentive Compensation” in this CD&A for further discussion of the pre-established targets, actual achievements against targets and the amounts earned. Fiscal 2015 All Other Compensation amount includes $27,367 in relocation reimbursements, $12,750 of company 401(k) plan matching contribution and $855 of life insurance premiums. Mr. Robson also received a $1,600,000 sign-on bonus, which is subject to clawback of the full bonus in the event he resigns without good reason or if his employment is terminated for cause (in each case as such terms are defined in our Executive Severance Policy) on or before the second anniversary of his employment commencement date; and clawback of $1,000,000 of the bonus if such resignation or termination for cause occurs after the second anniversary but before the third anniversary of his employment commencement date as described under “Employment-Related Agreements with the NEOs” above.

Fiscal 2015 Grants of Plan-Based Awards Table

The following table sets forth information with respect to grants of plan-based awards in fiscal 2015 to our NEOs, including cash awards and equity awards. The equity awards granted to the NEOs in fiscal 2015 were granted under our 2006 Plan.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Possible Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Paul Galant	—		—	—	1,200,000	2,400,000	—	—	—	—	—	—	—
CEO	1/2/2015	(3)	12/16/2014	—	—	—	38,500	77,000	154,000	—	—	—	3,937,010
	1/2/2015	(4)	12/16/2014	—	—	—	—	—	—	57,800	—	—	2,158,830

Marc Rothman	—		—	—	450,000	900,000	—	—	—	—	—	—	—
EVP and CFO	1/2/2015	(3)	12/16/2014	—	—	—	12,025	24,050	48,100	—	—	—	1,229,677
	1/2/2015	(4)	12/16/2014	—	—	—	—	—	—	24,050	—	—	898,268

Alok Bhanot	—		—	—	500,000	1,000,000	—	—	—	—	—	—	—
EVP, Engineering and Chief Technology Officer	1/2/2015	(3)	12/16/2014	—	—	—	12,025	24,050	48,100	—	—	—	1,229,677
	1/2/2015	(4)	12/16/2014	—	—	—	—	—	—	24,050	—	—	898,268

Albert Liu	—		—	—	400,000	800,000	—	—	—	—	—	—	—
EVP Corporate Development & General Counsel	1/2/2015	(3)	12/16/2014	—	—	—	12,025	24,050	48,100	—	—	—	1,229,677
	1/2/2015	(4)	12/16/2014	—	—	—	—	—	—	24,050	—	—	898,268

Glen Robson	—		—	—	356,150	712,300	—	—	—	—	—	—	—
EVP, Terminal Solutions	2/2/2015	(5)	12/16/2014	—	—	—	—	—	—	84,000	—	—	2,635,920

(1)	Amounts shown in these columns represent the range of possible cash payouts for each NEO under our short-term incentive awards. The threshold, or minimum, amount for each of the NEOs is zero for fiscal 2015 awards because minimum thresholds are required to be met for any payout. Amount shown as estimated target payout is based upon achievement of performance targets at 100% for the respective performance periods. Amount shown as estimated maximum possible payout assumes the achievement of the maximum payout cap of 200% of target for our short-term incentive awards. The performance period for these awards is our fiscal year ended October 31, 2015. In December 2015, we paid the earned amounts of these awards as follows: $1,713,000 to Mr. Galant, $479,250 to Mr. Rothman, $501,250 to Mr. Bhanot, $426,000 to Mr. Liu and $334,875 to Mr. Robson.

(2)	Reflects the grant date fair value of each target equity award computed in accordance with FASB ASC Topic 718 and described in footnotes 1 and 2 to our Summary Compensation Table. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2015. These amounts do not correspond to the actual value that will be realized by the NEOs.

(3)

Shares subject to award will cliff vest three years from the grant date (on January 2, 2018), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over a three-year performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using 60-trading day average closing prices immediately preceding the beginning and end of the performance period. Payout will be at target (e.g., 77,000 shares of common stock for Mr. Galant’s award) for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target or 92,400 shares of common stock for Mr. Galant’s award). The threshold for any payout under the grant is the 25th percentile (e.g., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 200% of target (e.g., 154,000 shares for Mr. Galant’s award) at the 100th percentile.

(4)	Shares subject to award vest as to 1/4 of the shares on January 2, 2016 and 1/16 of shares each quarter thereafter.

(5)	Shares subject to award vest as to 1/2 of the shares on February 2, 2016 and 1/2 of the shares on February 2, 2017.

Employment Agreements and Offer Letters

Mr. Galant

Mr. Galant has served as our CEO from October 1, 2013. In connection with his appointment as our CEO, we entered into an employment agreement with him, which set Mr. Galant’s base salary and target cash bonus at levels consistent with that of our former CEO. In addition, our employment agreement with Mr. Galant included the following additional negotiated provisions with respect to currently outstanding, unvested awards and benefits:

Initial Long-Term Incentive Equity Awards. In addition to a restricted stock award that vested prior to 2015, Mr. Galant received the following initial equity grants as part of his employment agreement:

•

An initial stock option grant to purchase 500,000 shares of our common stock (with a grant date value of approximately $4.7 million) with time-based vesting over four years (with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments thereafter).

•

An initial RSU grant in a target amount of 200,000 shares of our common stock (with a grant date value of approximately $6.5 million) (the “Upfront TSR Shares”), with payout opportunity ranging from 0% to 200% of target, based on the level of achievement of our TSR relative to the companies in the S&P North American Technology Sector Index over a 3-year performance period.

The amount of regular annual awards is as determined by our Compensation Committee in accordance with our executive compensation program and practices, which includes consideration of our and Mr. Galant’s performance, compensation analyses prepared by our Compensation Committee’s independent compensation consultant and competitiveness against peer group compensation.

Severance and Change of Control. Mr. Galant’s employment agreement provides for certain severance payments and benefits, including payments in the event of a change in control as described under “Potential Payments Upon Termination or Change of Control—Severance Arrangements” below.

Mr. Rothman

Mr. Rothman joined us as EVP and CFO effective February 4, 2013. Apart from setting an initial annual base salary of $450,000, target annual cash bonus of $350,000 and equity awards granted in fiscal 2013, Mr. Rothman’s offer letter included the following additional negotiated provisions:

Commuting and Housing Expenses. Under the terms of Mr. Rothman’s offer letter, we reimburse Mr. Rothman for commuting expenses between his primary residence in San Diego, California and our offices in San Jose, California on a weekly basis and certain housing costs near our San Jose offices. Such reimbursement does not include a gross up for any associated income taxes.

Severance and Change of Control. Mr. Rothman’s offer letter provides for certain severance payments and benefits as described under “Potential Payments Upon Termination or Change of Control—Severance Arrangements” below.

Mr. Bhanot

Mr. Bhanot joined us as EVP, Engineering and Chief Technology Officer in December 2013. In setting Mr. Bhanot’s compensation, key considerations in addition to peer group company data points included Mr. Bhanot’s background and technical experience in the areas that were critical for the role we sought to fill and the importance of the R&D executive role as part of our transformation initiatives. Apart from setting an initial annual base salary and target annual cash bonus, Mr. Bhanot’s offer letter included the following additional negotiated provisions with respect to currently outstanding, unvested awards and benefits:

Initial Annual Bonus. Under the terms of Mr. Bhanot’s offer letter, Mr. Bhanot is eligible for an annual target bonus of $500,000.

Long-Term Incentive Equity Awards. Mr. Bhanot’s offer letter provides for:

•	an initial equity award equally split between RSUs and stock option awards, the final installment (with a grant date value of $1,500,000) of which vested on December 2, 2014; and

•

an equity award with a grant date value of $1,500,000 equally split between RSUs and stock option awards, 25% of which cliff vested on December 2, 2015 and 6.25% of which will vest each quarter thereafter.

Mr. Robson

Mr. Robson’s offer letter is described above in the CD&A.

Outstanding Equity Awards at Fiscal 2015 Year-End Table

The following table provides information about unexercised options, stock that has not vested and other equity incentive plan awards that have not vested for each of the NEOs as of October 31, 2015.

			Option Awards					Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($) (1)
Paul Galant	10/1/2013	(2)	250,000	250,000		23.00	10/1/2020
CEO	10/1/2013	(3)								400,000	12,056,000
	1/2/2015	(4)								38,500	1,160,390
	1/2/2015	(5)						57,800	1,742,092

Marc Rothman	4/1/2013	(6)						15,038	453,245
EVP and CFO	7/1/2013	(7)						43,357	1,306,780
	1/2/2015	(4)								12,025	362,434
	1/2/2015	(5)						24,050	724,867

Alok Bhanot	12/2/2013	(8)	176,500			25.20	12/2/2020
EVP, Engineering and Chief Technology Officer	12/2/2013	(9)		88,200		25.20	12/2/2020
	12/2/2013	(9)						31,900	961,466
	1/2/2015	(4)								12,025	362,434
	1/2/2015	(5)						24,050	724,867

Albert Liu	1/3/2012	(10)	48,093	3,207		36.46	1/3/2019
EVP, Corporate Development & General Counsel	1/3/2012	(11)	51,300			36.46	1/3/2019
	1/2/2013	(12)						7,688	231,716
	1/2/2015	(4)								12,025	362,434
	1/2/2015	(5)						24,050	724,867

Glen Robson	2/2/2015	(13)						84,000	2,531,760
EVP, Verifone Systems

(1)	Market value of units of stock that have not vested is computed by multiplying (i) $30.14, the closing market price of our stock on October 30, 2015, the last trading day of fiscal 2015, by (ii) the number of units of stock.

(2)	Shares subject to award vested as to 1/4 of the shares on October 1, 2014 and 1/16 of the shares each quarter thereafter.

(3)

Awards are shown at maximum payout. Whether these awards will be earned at the level shown, a different level or at all depends on performance against pre-established metrics over a three-year performance period. Shares subject to award will cliff vest three years from the grant date (on October 1, 2016), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over the performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using a 60-trading day average closing prices immediately preceding the beginning and end of the performance period. Payout shall be at target (i.e., 200,000 shares of common stock) for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target or 240,000 shares of common stock). The threshold for any payout under the grant is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 200% of target (i.e., 400,000 shares) at the 100th percentile.

(4)

Awards are shown at threshold payout. Whether these awards will be earned at the level shown, a different level or at all depends on performance against pre-established metrics over a three-year performance period. Shares subject to award will cliff vest three years from the grant date (on January 2, 2018), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over the performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using a 60-trading day average closing price immediately preceding the beginning and end of the performance period. Payout shall be at target for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target). The threshold for any payout under the grant is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 200% of target at the 100th percentile.

(5)	Shares subject to award vest as to 1/4 of the shares on January 2, 2016 and 1/16 of shares each quarter thereafter.

(6)	Shares subject to award vested as to 1/4 of the shares on April 1, 2014 and 1/16 of the shares each quarter thereafter.

(7)	Shares subject to award vested as to 1/4 of the shares on July 1, 2014 and 1/16 of the shares each quarter thereafter.

(8)	Shares subject to award vested as to 1/2 of the shares on December 2, 2013 and as to the remaining 1/2 of the shares on December 2, 2014.

(9)	Shares subject to award vested as to 1/4 of the shares on December 2, 2015 and 1/16 of shares each quarter thereafter.

(10)	Shares subject to award vested as to 1/4 of the shares on January 3, 2013 and 1/16 of shares each quarter thereafter.

(11)	Shares subject to award cliff vested on January 3, 2013.

(12)	Shares subject to award vested as to 1/4 of the shares on January 2, 2014 and 1/16 of shares each quarter thereafter.

(13)	Shares subject to award vested as to 1/2 of the shares on February 2, 2016 and 1/2 of the shares on February 2, 2017.

Fiscal 2015 Option Exercises and Stock Vested Table

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal 2015 for each of the NEOs. In addition, the table presents information on shares that were acquired upon vesting of stock awards during fiscal 2015 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Paul Galant	—	$—	—	$—
CEO
Marc Rothman	—	$—	105,300	$3,443,995
EVP and CFO
Alok Bhanot	—	$—	31,950	$1,120,806
EVP, Engineering and Chief Technology Officer
Albert Liu	79,688	$1,935,482	76,650	$2,488,986
EVP, Corporate Development & General Counsel
Glen Robson	—	$—	—	$—
EVP, Terminal Solutions

(1)	The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of our stock as traded on the NYSE.

Potential Payments Upon Termination or Change of Control

This section describes the benefits that may become payable to the NEOs in connection with a termination of their employment with Verifone and/or a change of control of Verifone under arrangements in effect as of October 31, 2015.

Severance Arrangements

Mr. Galant became our CEO effective October 1, 2013, and Mr. Rothman became our EVP and CFO effective February 4, 2013. In connection with their appointments, we entered into certain severance terms with them in their respective employment agreement or offer letter, as applicable.

Mr. Galant

Our employment agreement with Mr. Galant provides severance and change of control severance benefits to Mr. Galant. The conditions that would constitute a change of control event are generally consistent with those described under “Post-Employment Compensation Arrangements” above.

In the event that we terminate Mr. Galant’s employment without Cause (as defined in Mr. Galant’s employment agreement), Mr. Galant will be entitled to the following: (i) any unpaid accrued salary or earned but unpaid annual bonus (“Accrued Compensation”) and a lump sum cash severance payment equal to the sum of his annual base salary then in effect and his actual annual bonus for the preceding fiscal year; (ii) for twenty-four months following his date of termination of employment, we will promptly reimburse him for COBRA premiums and will permit him to continue to participate in our life insurance plan on the same basis as he participated in it as of immediately prior to his termination of employment, subject to certain exceptions (collectively, “Benefit Continuation”); and (iii) accelerated vesting of any outstanding equity awards that would have otherwise vested on or before the first anniversary of the date of his termination of employment, provided that any portion of any unvested Upfront TSR Shares that would have time-based vested, if such time-based vesting was monthly rather than 3-year cliff vesting, on or before the first anniversary of such termination of employment based on achievement of the TSR hurdle, shall so vest and shall be paid as soon as practicable following determination of the achievement of the TSR hurdle.

If we terminate Mr. Galant’s employment without Cause (as defined in Mr. Galant’s employment agreement) or if he terminates his employment for Good Reason (as defined in Mr. Galant’s employment agreement) within three months prior to (in the event that his employment is terminated at the request of a third party acquiror) or within twelve months after a change in control (the “Change of Control Protection Period”), (i) we will pay Mr. Galant the Accrued Compensation and a lump sum cash severance payment equal to 2 times the sum of his annual base salary then in effect and his target annual bonus, (ii) Mr. Galant will be entitled to receive Benefit Continuation and (iii) Mr. Galant will receive accelerated vesting in full of all outstanding equity awards.

Our obligations to provide the severance benefits described above (other than payment of Accrued Compensation) are subject to Mr. Galant executing a release in favor of us and compliance with certain non-competition, non-solicitation and non-disparagement covenants.

If we terminate Mr. Galant’s employment for Cause, he terminates his employment without Good Reason, or his employment terminates due to death or Disability (as defined in Mr. Galant’s employment agreement), we will promptly pay or provide (i) his Accrued Compensation, except that any earned but unpaid annual bonus shall be forfeited in the event of termination for Cause, (ii) any benefits that are required, or to which he is entitled, under any of our employee benefit plans or contracts or arrangements with us, and (iii) any other payments or benefits required to be paid to him in accordance with applicable law. In addition, in the event his employment terminates due to death or Disability, we will pay him or his estate, as applicable, (i) a pro-rata annual bonus at target for the fiscal year during which his death or Disability occurs, which shall be paid within sixty days following the date of termination of his employment and (ii) provide him with the same vesting benefits as in the case of a termination without Cause not in the Change of Control Protection Period.

Mr. Rothman

Our offer letter with Mr. Rothman includes certain severance terms. If we terminate Mr. Rothman’s employment without Cause (as defined in Mr. Rothman’s offer letter) or if Mr. Rothman terminates his employment for Good Reason (as defined in Mr. Rothman’s offer letter), then we will pay Mr. Rothman, within ten days following the date of termination, a sum equal to the total of: (i) his base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred; (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan; (iii) any amounts due under any plan or program in accordance with their terms; and (iv) a lump-sum cash payment equal to his annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination, we must also provide Mr. Rothman with continuing medical, insurance and related benefits for six months following the date of such termination.

Mr. Rothman’s offer letter was executed prior to the adoption of the Executive Severance Policy. Accordingly, although Mr. Rothman is eligible to participate in the Executive Severance Policy, to the extent his offer letter provides for more favorable severance terms, his severance benefits are calculated based on the terms of his offer letter.

Executive Severance Policy

On September 19, 2013, we adopted an Executive Severance Policy which is applicable to certain of our executive officers including Messrs. Rothman, Bhanot, Liu and Robson and has a term of three years (subject to extension of up to one year if there is a change of control (as defined in the policy) during the last twelve months of the term). The Executive Severance Policy provides that, in case of a termination by the Company without Cause (as defined in the policy), an executive covered under the policy will receive a lump sum cash payment equal to his or her base salary; 12 months’ medical, dental, vision and life insurance continuation/COBRA coverage, subject to adjustment if alternate employment is obtained; and accelerated vesting of any unvested portion of the equity awards to the extent provided in the applicable equity award agreements. In the event of a termination by Verifone without Cause or for Good Reason (as defined in the policy) in connection with a change in control, such executives will also get full time-based acceleration of vesting of any unvested portion of the equity awards.

“Cause” generally means (i) a conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to Verifone or any related entity or any of their respective properties or assets; (ii) gross negligence or willful misconduct that has caused demonstrable and serious injury to Verifone or a related entity, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; (iv) breach of duty of loyalty to Verifone or a related entity or any act of fraud or dishonesty with respect to Verifone or a related entity; (v) the engagement in insider trading; (vi) breach of Verifone’s ethics policy; (vii) engagement in accounting improprieties as determined by our Board in its discretion; (viii) failure or refusal to cooperate with governmental investigations involving Verifone or (ix) the disqualification or bar by any governmental or self-regulatory authority from serving as an officer of Verifone or any related entity. “Good reason” generally means the occurrence of one or more of the following, without the employee’s written consent, and which circumstances are not remedied by Verifone within 30 days of receipt of notice: (i) the assignment to the employee of substantial duties that are materially inconsistent with the employee’s title, position, authority, duties work location or responsibilities or any other action which results in a material diminution or material adverse change in the employee’s title, position, authority, duties, work location or responsibilities; (ii) a material reduction in the employee’s aggregate rate of annual base salary or target annual bonus; or the failure to obtain the assumption of Verifone’s obligations under the severance arrangements by any successor.

Under the Executive Severance Policy, all benefits are subject to the executive executing a final, non-revocable general release in a form acceptable to Verifone, non-compete and non-solicit provisions covering a period of one year following the date of termination and non-disparagement provisions.

As discussed above, although Mr. Rothman is eligible to participate in the Executive Severance Policy, to the extent his offer letter provides for more favorable severance terms, his severance benefits will be calculated based on the terms of his offer letter.

Equity Award Agreements

Our equity awards made in fiscal years 2012 through 2015 to the NEOs provide for acceleration of vesting in the event of an involuntary or constructive termination three months prior to or twelve months following a change of control. Mr. Bhanot’s new-hire equity award agreements provide for 12 months’ acceleration of vesting in the event he is terminated by Verifone without Cause (as defined in the relevant grant agreements) or if Mr. Bhanot resigns for Good Reason (as defined in the relevant grant agreements). Mr. Galant’s equity award agreements relating to his performance-based TSR grants also provide that, in the event such executive is terminated by Verifone without Cause (as defined in the relevant grant agreement), any unvested portion of such awards that would have time-based vested, if such time-based vesting was monthly rather than 3-year cliff vesting, on or before the first anniversary of such termination of employment, based on our TSR achievement, shall so vest and shall be paid as soon as practicable following determination of our TSR achievement.

The tables below outline the potential payments and benefits payable to each NEO in the event of involuntary termination, before and after a change of control, as if such event had occurred as of October 31, 2015.

Involuntary Termination without Cause or Constructive Involuntary Termination for Good Reason

Name	Cash Severance	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Options(2)
Paul Galant(3)	$2,190,135	$47,200	$6,790,150	$892,500
Marc Rothman(4)	$450,000	$23,600	$—	$—
Alok Bhanot(5)	$400,000	$3,012	$420,634	$190,620
Albert Liu(6)	$400,000	$23,330	$—	$—
Glen Robson(7)	$450,000	$23,600	$—	$—

Involuntary Termination without Cause or Constructive Involuntary Termination for Good Reason Following a Change of Control

Name	Cash Severance	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Options(2)
Paul Galant(3)	$4,000,000	$47,200	$10,090,872	$1,785,000
Marc Rothman(4)	$450,000	$23,600	$3,209,759	$—
Alok Bhanot(5)	$400,000	$3,012	$2,411,200	$435,708
Albert Liu(6)	$400,000	$23,330	$1,681,450	$—
Glen Robson(7)	$450,000	$23,600	$2,531,760	$—

(1)	The intrinsic value is calculated by taking the product of (a) $30.14, which was the closing market price of our common stock as of October 31, 2015, and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Award for Fiscal 2015” and “Outstanding Equity Awards at Fiscal 2015 Year-End” for information on the awards and the unvested portion of such awards.

(2)	Based on the closing market price of our common stock as of October 31, 2015 of $30.14, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock as of October 31, 2015.

(3)

The amounts contained in the tables above for Mr. Galant are based on the terms of Mr. Galant’s employment agreement. Mr. Galant is not eligible for severance benefits under the Executive Severance Policy. In the event of an involuntary or constructive termination, Mr. Galant is entitled to cash severance equal to his annual base salary plus the actual annual bonus for the fiscal year preceding the termination date. In the event of an involuntary or constructive termination with a change of control (as defined in Mr. Galant’s employment agreement), Mr. Galant is entitled to cash severance equal to two times his annual base salary and his target annual bonus. In the event of an involuntary or constructive termination, Mr. Galant is entitled to 12 months’ acceleration of his unvested equity awards, provided that any portion of any unvested Upfront TSR Shares that would have time-based vested, if such time-based vesting was monthly rather than 3-year cliff vesting, on or before the first anniversary of such termination of employment based on achievement of the TSR hurdle, shall so vest and shall be paid as soon as practicable following determination of the achievement of the TSR hurdle. In the event of an involuntary or constructive termination with a change of control, Mr. Galant is entitled to full acceleration of his unvested equity awards. Any release of shares accelerated under the TSR Shares (including the Upfront TSR Shares) are subject to the actual achievement of the performance criteria for such award measured through the end of the three-year performance period (or at the time of a change of control, if applicable). The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Galant assumes achievement of all TSR shares at the target amount. For achievement of all TSR Shares at the threshold amount, Intrinsic Value of Unvested Stock Awards for Mr. Galant would total $3,776,150 in the event of an involuntary or constructive termination and $5,916,482 in the event of an involuntary or constructive termination with a change of control. For achievement of any TSR shares at the maximum amount, the Intrinsic Value of Unvested Stock

Awards for Mr. Galant would total $12,818,150 in the event of an involuntary or constructive termination and $18,439,652 in the event of an involuntary or constructive termination with a change of control. See additional disclosures under “Severance Arrangements.”

(4)	Under the Executive Severance Policy, Mr. Rothman is entitled to cash severance equal to his annual base salary for the fiscal year preceding the termination date in the event of an involuntary or constructive termination or an involuntary or constructive termination with a change of control. In the event of an involuntary or constructive termination with a change of control, the Executive Severance Policy provides for full acceleration of all unvested equity awards, with performance-based awards vesting (without proration) based on, and subject to, performance criteria measured through the date of change of control. See additional disclosures under “Executive Severance Policy.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Rothman assumes achievement of the TSR Shares at the target amount. For achievement of the TSR Shares at the threshold amount, Intrinsic Value of Unvested Stock Awards for Mr. Rothman would total $2,847,326 in the event of an involuntary or constructive termination with a change of control. For achievement of the TSR Shares at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Rothman would total $3,934,626 in the event of an involuntary or constructive termination with a change of control.

(5)	Under the Executive Severance Policy, Mr. Bhanot is entitled to cash severance equal to his annual base salary for the fiscal year preceding the termination date in the event of an involuntary or constructive termination or an involuntary or constructive termination with a change of control. In the event of an involuntary or constructive termination with a change of control, the Executive Severance Policy provides for full acceleration of all unvested equity awards, with performance-based awards vesting (without proration) based on, and subject to, performance criteria measured through the date of change of control. See additional disclosures under “Executive Severance Policy.” Pursuant to Mr. Bhanot’s grant agreements, in the event of an involuntary or constructive termination, Mr. Bhanot is entitled to 12 months’ acceleration of his unvested equity awards relating to his new-hire grant. The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Bhanot assumes achievement of the TSR Shares at the target amount. For achievement of the TSR Shares at the threshold amount, Intrinsic Value of Unvested Stock Awards for Mr. Bhanot would total $2,048,767 in the event of an involuntary or constructive termination with a change of control. For achievement of the TSR Shares at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Bhanot would total $3,136,067 in the event of an involuntary or constructive termination with a change of control.

(6)	Under the Executive Severance Policy, Mr. Liu is entitled to cash severance equal to his annual base salary for the fiscal year preceding the termination date in the event of an involuntary or constructive termination or an involuntary or constructive termination with a change of control. In the event of an involuntary or constructive termination with a change of control, the Executive Severance Policy provides for full acceleration of all unvested equity awards, with performance-based awards vesting (without proration) based on, and subject to, performance criteria measured through the date of change of control. See additional disclosures under “Executive Severance Policy.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Liu assumes achievement of the TSR Shares at the target amount. For achievement of the TSR Shares at the threshold amount, Intrinsic Value of Unvested Stock Awards for Mr. Liu would total $1,319,017 in the event of an involuntary or constructive termination with a change of control. For achievement of the TSR Shares at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Liu would total $2,406,317 in the event of an involuntary or constructive termination with a change of control.

(7)	Under the Executive Severance Policy, Mr. Robson is entitled to cash severance equal to his annual base salary for the fiscal year preceding the termination date in the event of an involuntary or constructive termination or an involuntary or constructive termination with a change of control. The Executive Severance Policy provides for full acceleration of all unvested equity awards, with performance-based awards vesting (without proration) based on performance criteria measured through the date of termination, to Mr. Robson in the event of an involuntary or constructive termination with a change of control. See additional disclosures under “Executive Severance Policy.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Verifone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of Verifone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) review and approve non-CEO executive officer compensation, incentive compensation plans, and equity-based plans, among other things. Verifone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

During fiscal 2015, the Compensation Committee performed all of its duties and responsibilities under the Compensation Committee’s charter. Additionally, as part of its responsibilities, the Compensation Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of Verifone, and discussed the CD&A with management of Verifone. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robert B. Henske, Chairman

Wenda Harris Millard

Jonathan I. Schwartz

Jane J. Thompson

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between Verifone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Ms. Austin, Mr. Hart, Mr. Henske, Ms. Millard, Mr. Raff, Mr. Schwartz and Ms. Thompson were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Ms. Austin, Mr. Hart, as chairman, and Mr. Raff. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2015, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in Verifone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the nine director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2015, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees.

As part of its duties, in September 2015, the Corporate Governance and Nominating Committee reviewed the Corporate Governance and Nominating Committee’s charter and Verifone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Corporate Governance and Nominating Committee. After completing this review, the Corporate Governance and Nominating Committee recommended to the Board that no amendments to these documents were needed to be made at that time.

The Corporate Governance and Nominating Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Corporate Governance and Nominating Committee. During fiscal 2015, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Alex W. (Pete) Hart, Chairman

Robert W. Alspaugh

Karen Austin

Eitan Raff

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of Verifone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of Verifone’s financial statements; (ii) Verifone’s compliance with legal and regulatory requirements; (iii) Verifone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of Verifone’s internal audit function and independent registered public accounting firm; (v) the retention of Verifone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, as chairman, Ms. Austin, Mr. Henske and Mr. Schwartz. The Board of Directors has designated each of Mr. Henske and Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of Verifone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by Verifone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Verifone’s financial statements and for reviewing Verifone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of Verifone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of Verifone’s financial statements has been carried out in accordance with generally accepted accounting principles or that Verifone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (AS 16), “Communications with Audit Committees,” which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from Verifone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Verifone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert W. Alspaugh, Chairman

Karen Austin

Robert B. Henske

Jonathan I. Schwartz

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2015 regarding securities issued under our equity compensation plans that were in effect during fiscal 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	6,916,690	$28.15	(2)	9,765,445	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	6,916,690	$28.15	(2)	9,765,445	(3)

(1)	This reflects equity awards issued under the 2006 Plan. This information also includes securities issuable pursuant to the Hypercom 2000 Broad-Based Stock Incentive Plan, Hypercom Non-Employee Director Plan, and Hypercom Long-Term Incentive Plan as a result of our acquisition of Hypercom Corporation on August 4, 2011. As of October 31, 2015, the 2006 plan is the only plan under which we make grants of equity awards.

(2)	The weighted-average exercise price does not include the effect of 3,323,805 RSUs outstanding as of October 31, 2015, as such awards do not include an exercise price.

(3)	Represents shares remaining available for future issuance under our 2006 Plan as of October 31, 2015.

2006 Plan

Our 2006 Plan is the only plan under which we currently make grants of equity awards. Our 2006 Plan permits grants of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers, and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 40,522,075 shares of our common stock. For purposes of determining the number of shares issuable under the 2006 Plan, any shares granted as stock options or stock appreciation rights shall be counted as one share for each share so granted; any RSUs granted prior to June 29, 2011 shall be counted as 1.75 shares for every RSU granted; and any RSUs granted on and after June 29, 2011 shall be counted as 2.00 shares for every RSU granted. As of October 31, 2015, there were a total of 3,592,885 options outstanding at a weighted-average exercise price of $28.15 per share. As of October 31, 2015, there were 3,323,805 RSUs outstanding. For further information on our equity compensation plan, see Note 4, Employee Benefit Plans of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on December 18, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 28, 2016 (the “Measurement Date”), by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of the NEOs;

•	each current director; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 110,162,139 shares of common stock outstanding as of January 28, 2016. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the Measurement Date, and shares of RSUs which are scheduled to be released within 60 days of the Measurement Date are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, California 95134.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
FMR LLC(1)	8,343,160	7.6%
BlackRock, Inc.(2)	7,117,216	6.5%
Jackson Square Partners, LLC(3)	6,898,441	6.3%
The Vanguard Group Inc.(4)	6,661,824	6.0%
Manning & Napier Advisors, LLC(5)	6,428,893	5.8%
Paul Galant(6)	447,620	*
Marc Rothman	124,164	*
Alok Bhanot(7)	232,647	*
Albert Liu(8)	189,024	*
Glen Robson(9)	42,000	*
Robert W. Alspaugh(10)	44,250	*
Karen Austin(11)	7,500	*
Alex W. (Pete) Hart(12)	71,876	*
Robert B. Henske(13)	53,000	*
Wenda Harris Millard(14)	20,000	*
Eitan Raff(15)	36,625	*
Jonathan I. Schwartz(16)	7,500	*
Jane J. Thompson(17)	9,500	*
All current directors and executive officers as a group (14 persons)**	1,308,698	1.2%

*	Less than 1%.

**	Total includes shares beneficially owned by our current executive officers, including Mr. D’Agostino.

(1)

The address of FMR LLC (“FMR”) is 245 Summer Street, Boston, Massachusetts 02210. FMR, along with certain of its subsidiaries and affiliates, and other companies, has the sole power to vote or direct the vote of

1,047,360 shares and the sole power to dispose or direct the disposition of 8,343,160 shares of common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This information is based solely upon a Schedule 13G/A filed by FMR on July 10, 2015 for beneficial ownership as of June 30, 2015.

(2)	The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock, along with certain of its subsidiaries, has the sole power to vote or direct the vote of 6,696,176 shares and the sole power to dispose or direct the disposition of 7,117,216 shares of common stock. This information is based solely upon a Schedule 13G/A filed by BlackRock on February 9, 2015 for beneficial ownership as of December 31, 2014.

(3)	The address of Jackson Square Partners, LLC (“Jackson Square”) is 101 California Street, Suite 3750, San Francisco, CA 94111. Jackson Square has the sole power to vote 3,689,290 shares of common stock, shared power to vote or to direct the vote of 3,209,151 shares of common stock and sole power to dispose or to direct the disposition of 6,898,441 shares of common stock. This information is based solely upon a Schedule 13G/A filed by Jackson Square on October 10, 2014 for beneficial ownership as of September 30, 2014.

(4)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. (“Vanguard”) has the sole power to dispose or direct the disposition of 6,595,869 shares of common stock. Vanguard has shared power to dispose or direct the disposition of 65,955 shares of common stock and sole power to vote or direct the vote of 76,055 shares of common stock . This information is based solely upon a Schedule 13G/A filed by Vanguard on February 11, 2015 for beneficial ownership as of December 31, 2014.

(5)	The address of Manning & Napier Advisors, LLC (“Manning & Napier”) is 290 Woodcliff Drive, Fairport, NY 14450. Manning & Napier has the sole power to vote 5,459,003 shares of common stock and sole power to dispose of 6,428,893 shares of common stock. This information is based solely upon a Schedule 13G/A filed by Manning & Napier on January 12, 2016 for beneficial ownership as of December 31, 2015.

(6)	Beneficial ownership information includes 166,370 shares held by Mr. Galant directly. In addition, shares listed as beneficially owned by Mr. Galant include 281,250 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(7)	Beneficial ownership information includes 26,592 shares held by Mr. Bhanot directly. In addition, shares listed as beneficially owned by Mr. Bhanot include 204,062 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. The shares listed as beneficially owned by Mr. Bhanot also include 1,993 RSUs that are subject to be released or will be released within 60 days after the Measurement Date.

(8)	Beneficial ownership information includes 86,424 shares held by Mr. Liu directly. In addition, shares listed as beneficially owned by Mr. Liu consist of 102,600 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 71,428 RSUs that are vested but for which the delivery date has been deferred.

(9)	42,000 shares listed as beneficially owned by Mr. Robson represent RSUs that are subject to be released or will be released within 60 days after the Measurement Date.

(10)	Beneficial ownership information includes 7,000 shares held by Mr. Alspaugh directly. In addition, 37,250 shares listed as beneficially owned by Mr. Alspaugh represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 10,500 RSUs that are vested but for which the delivery date has been deferred.

(11)	Beneficial ownership information includes 2,000 shares held by Ms. Austin directly. In addition, 5,500 shares listed as beneficially owned by Ms. Austin represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(12)	Beneficial ownership information includes 35,313 shares held by Mr. Hart directly. In addition, 36,563 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(13)	Beneficial ownership information includes 13,000 shares held by Mr. Henske directly. In addition, 40,000 shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 10,500 RSUs that are vested but for which the delivery date has been deferred.

(14)	Beneficial ownership information includes 5,500 shares held by Ms. Millard directly. In addition, 14,500 shares listed as beneficially owned by Ms. Millard represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(15)	Beneficial ownership information includes 9,000 shares held by Mr. Raff directly. In addition, 27,625 shares listed as beneficially owned by Mr. Raff represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(16)	Beneficial ownership information includes 2,000 shares held by Mr. Schwartz directly. In addition, 5,500 shares listed as beneficially owned by Mr. Schwartz represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(17)	Beneficial ownership information includes 2,500 shares held by Ms. Thompson directly. In addition, 7,000 shares listed as beneficially owned by Ms. Thompson represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons has a direct or indirect material interest. Our policy is that our Audit Committee reviews and approves each individual related party transaction exceeding $120,000 after a determination that these transactions were on terms that were reasonable and fair to us. For the fiscal year ended October 31, 2015 and through the date of this Proxy Statement we had no such transactions. Our Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Employment-Related Agreements with the NEOs” in the CD&A in this Proxy Statement, we have existing employment-related agreements with our NEOs.

Equity Grants

We have granted stock options, restricted stock and RSUs to purchase shares of our common stock to our executive officers and directors. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

MATTERS SUBMITTED FOR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of Verifone are managed under the direction of our Board of Directors (our “Board”). Our Board has responsibility for establishing broad corporate policies and for the overall performance of Verifone, rather than for day-to-day business operations. Our Board currently consists of nine members, with Mr. Alex W. (Pete) Hart serving as our non-executive chairman. Each director serves for a one-year term until the following annual meeting of stockholders, until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

Our Board has nominated the following individuals to be elected to serve for a one year term until the next annual meeting of stockholders: Robert W. Alspaugh, Karen Austin, Paul Galant, Alex W. (Pete) Hart, Robert B. Henske, Wenda Harris Millard, Eitan Raff, Jonathan I. Schwartz and Jane J. Thompson. All nominees have consented to stand for election at the 2016 Annual Meeting and to serve, if elected, as directors. Each director elected will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The proxy holders named on the proxy card intend to vote for the election of these nine nominees.

Our Board has selected these nominees on the recommendation of our Corporate Governance and Nominating Committee. As discussed under “Director Independence and Corporate Governance—Corporate Governance and Nominating Committee” above, our Corporate Governance and Nominating Committee considers a number of important factors in director candidates, including large-company CEO experience, senior management experience in the payments industry, and executive level experience relevant to our key strategic initiatives. We value work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on our Board. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Vote Required

Each nominee receiving the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) will be elected. Our Corporate Governance and Nominating Committee and Board will review any resignation tendered as a result of a nominee not receiving a vote of the majority of the votes cast for election. See “Our Board of Directors—Majority Voting Provision” above.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Karen Austin, Paul Galant, Alex W. (Pete) Hart, Robert B. Henske, Wenda Harris Millard, Eitan Raff, Jonathan I. Schwartz and Jane J. Thompson to our Board of Directors.

PROPOSAL 2: APPROVAL OF VERIFONE AMENDED AND RESTATED BONUS PLAN

As a part of a program to provide an additional vehicle to focus and motivate the performance of employees of Verifone, our Board originally adopted the Verifone Bonus Plan, effective as of November 1, 2005, which was approved by Verifone’s stockholders on March 22, 2006 and June 29, 2011. In accordance with Section 162(m) of the Internal Revenue Code (the “Code”), which limits a public company’s deduction for compensation to certain executive officers to $1 million per year per executive, unless such compensation qualifies as “qualified performance-based compensation,” Verifone is asking stockholders to approve the Verifone Amended and Restated Bonus Plan (the “VBP”). Under Section 162(m), bonus plans that provide for qualified performance-based compensation must be resubmitted for stockholder approval every 5 years. The VBP provides an opportunity for employees to earn incentive compensation for contributing significantly to the strategic and long-term performance objectives and growth of Verifone. The purpose of the VBP is to align compensation with Verifone’s performance and to enable Verifone to attract, retain and reward highly qualified individuals who contribute to Verifone’s success.

The VBP is being submitted to stockholders for approval so that bonus payments under the VBP to named executive officers who are covered under Section 162(m) of the Code (currently the CEO and named executive officers other than the CFO) will be tax deductible. Under Treasury Regulations issued under Section 162(m), at least three conditions must be satisfied in order for compensation to qualify as performance-based: (i) the compensation must be payable on account of the attainment of one or more pre-established, objective performance goals; (ii) the material terms of the compensation and the performance criteria under the plan must be disclosed to and approved by stockholders before payment; and (iii) a committee of the board of directors that is comprised solely of two or more “outside directors” must certify that the performance goals have been satisfied before payment.

The VBP has been designed and will be administered for employees expected to be covered under Section 162(m) to provide “qualified performance-based compensation” as set forth under Section 162(m). If the VBP is not approved by stockholders, bonuses to our named executive officers in the future may not be tax deductible. If the VBP is not approved by stockholders, it is currently contemplated that the VBP would be resubmitted to stockholders in 2017.

A summary of the VBP is set forth below but is qualified in its entirety by reference to the full text of the VBP itself, which is attached as Appendix B to this Proxy Statement.

Administration

The VBP provides for bonuses to eligible Verifone employees based on achievement of pre-established performance goals for a specified performance period. Our Compensation Committee (which currently consists of “outside” directors (within the meaning of Section 162(m)) will be responsible for administering the VBP in its sole discretion, including interpreting the terms and provisions of the VBP. The VBP does not preclude payment of other compensation apart from the VBP and Verifone reserves the right to pay compensation that is not deductible. The maximum aggregate amount of bonuses that may be awarded to any individual employee during any fiscal year is $3,000,000 (but such maximum amount is not required to be awarded).

Types of Awards

Bonuses under the VBP will generally be payable in cash. However, our Compensation Committee may determine to grant performance-based awards under the VBP that are in the form of VeriFone stock-based awards or are settled in stock. To the extent such an award is granted, the performance goals will be established in accordance with the terms of the VBP and the stock underlying such award will be issued under a stockholder-approved Verifone equity plan.

Eligibility

All employees of Verifone and its affiliates will be eligible to participate in the VBP. The VBP contains provisions that will enable our Compensation Committee to designate the employees that may participate in the VBP.

The actual number of participants in the VBP cannot be determined in advance. As of October 31, 2015, Verifone employed approximately 5,400 persons worldwide, any number of whom could be selected by our Compensation Committee to participate in the VBP.

Performance Goals

The amount of any bonuses will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by our Compensation Committee. The performance criteria for bonuses will be based upon one or more of the following criteria: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), earnings per Share, expenses, gross margin, growth in shareholder value relative to the S&P 500 Index, S&P North American Technology Sector Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total shareholder return, working capital and contribution margin.

Any of the business criteria set forth above may be (1) measured in absolute terms, (2) measured in terms of growth, (3) compared to another company or companies, (4) measured against the market as a whole and/or according to applicable market indices, (5) measured against the performance of Verifone as a whole or a subsidiary, business unit or segment and/or (6) measured on a pre-tax or post-tax basis (if applicable). Further, any performance goals may be used to measure the performance of Verifone as a whole or a subsidiary, business unit or other segment of the company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the pre-approval of the performance goals, our Compensation Committee will determine whether any significant element or elements will be included in or excluded from the calculation of any performance goal with respect to any participant. In all other respects, performance goals will be calculated in accordance with Verifone’s financial statements, generally accepted accounting principles, or under a methodology established by our Compensation Committee prior to the issuance of a bonus and which is consistently applied with respect to a performance goal in the relevant performance period. Our Compensation Committee may appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in Verifone’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting Verifone’s or a business units’ reported results.

Our Compensation Committee may determine in its sole discretion the applicable performance period and goals relating to any bonuses with respect to each participant in the VBP. Under normal circumstances, these performance goals will be established within the time period that is no more than 90 days after the commencement of the period to which the performance goal relates but in no event after the first 25% of each performance period.

Committee Certification

Our Compensation Committee must certify as to the attainment of applicable performance goals prior to the payment of any bonus, and may reduce (but may not increase) the amount of any bonus intended to qualify as “performance-based compensation” for purposes of Section 162(m). In determining the amount, our Compensation Committee will consider the established target bonuses, the degree to which the established goals were satisfied and any other criteria it deems appropriate.

Duration and Amendment

If the VBP is approved by stockholders, the VBP will be effective for fiscal year 2016 and will expire on October 31, 2020. The VBP may be amended, suspended or terminated in whole or in part at any time by our Board without stockholder approval, unless stockholder approval is required by any applicable law, rule or regulation. In order to maintain the VBP’s qualification under Section 162(m) of the Code, material amendments to the VBP may require stockholder approval.

New Plan Benefits

The benefits that will be awarded or paid under the VBP are not currently determinable. Bonuses granted under the VBP are within the discretion of our Compensation Committee, and our Compensation Committee has not determined future awards or who might receive them.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” approval of the Amended and Restated VeriFone Bonus Plan.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter for us and our stockholders. We place significant value on stockholder feedback. In this Proposal 3, we provide our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs as disclosed in the Compensation Discussion & Analysis included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. The Say-on-Pay vote is advisory only, and therefore is not binding on our Board or our Compensation Committee. However, our Board and our Compensation Committee strongly value the opinions of our stockholders and have made substantial modifications to our executive compensation program specifically to address concerns raised by stockholders in the past, continue to keep open communications with our stockholders and monitor practice guidelines provided by the major proxy advisory firms, and will take into account the outcome of this vote in considering future compensation arrangements.

Our executive compensation program is based on a “pay-for-performance” philosophy. We design our executive compensation program to compensate the NEOs for performance that furthers our business strategy and initiatives, competitive performance, sound corporate governance principles and stockholder value and return. As described in the Compensation Discussion & Analysis included in this Proxy Statement, over the past eighteen months we have made a number of significant changes to our executive compensation program, adopting broad modifications in practice and policies to address prior concerns raised by our stockholders. In determining the best way for the Company to address stockholder concerns about our executive compensation program and to prioritize stockholder value, our Compensation Committee carefully considered each concern expressed by stockholders from our conversations and exchanges with representative stockholders, the policies of the major proxy advisory firms and our Compensation Committee’s independent compensation consultant, the Company’s long-term growth strategy and the potential impact of any proposed modification, including our ability to attract, motivate and retain executive talent.

We seek to align our NEOs’ incentive compensation targets to achievement of short-term and long-term performance objectives that are directly aligned with the interests of our stockholders. During fiscal 2015, our executives focused substantial time and energy on our transformation initiatives to bolster our long-term profitability and operational excellence. While we believe that the management team’s efforts have not been fully reflected in our TSR to date, our Board is confident in Mr. Galant and the management team’s leadership and efforts thus far. We believe that the performance of our executives is a critical part of our successful execution of these transformation initiatives and, for fiscal 2015, the individual performance objectives of our NEOs, including our CEO, were specifically aligned to achievement against these transformation initiatives to drive improvement in financial performance and operational excellence. We believe that our overall executive compensation program and policies effectively incentivize our executives to meet or exceed our performance targets.

We seek your vote in support of our executive compensation program, particularly in light of the significant modifications that we have adopted over the past eighteen months to strengthen our “pay-for-performance” alignment, as described in our Compensation Discussion & Analysis included in this Proxy Statement and highlighted below:

•	No adjustment to NEO base salaries for fiscal 2015. No adjustments were made to base salaries of our NEOs for fiscal 2015.

•

Substantial portion of short-term incentive awards linked to corporate financial objectives and capped at 200% maximum payout versus target. A substantial portion of our NEOs’ short-term incentive awards were linked to achievement of company financial objectives, with minimum non-GAAP net revenue and EPS achievement at 80% of target required for any payout and one payout opportunity based on annual performance. The maximum payout for any short-term incentive award was capped at 200% of a NEO’s target short-term incentive award opportunity.

•

Half of annual long-term incentive awards granted in the form of performance-based equity awards. Other than Mr. Robson who joined us in January 2015 and did not receive a regular annual equity award, generally half of the value of the equity awards granted to our other NEOs in fiscal 2015 was in the form of performance-based awards, with the remainder being time-based awards subject to a four-year vesting period. This is consistent with our practice in recent years and was adopted by our Board and Compensation Committee as a formal policy for future awards.

•

Performance-based equity awards measured using TSR over a 3-year performance period. The performance-based equity award granted to our NEOs in fiscal 2015 will be earned, if at all, based on our TSR over a 3-year performance period from November 1, 2014 to October 31, 2017, relative to the S&P North American Technology Index, with the number of shares of our common stock earned to be determined based on our actual percentile achievement on a stack-ranked basis. This provides opportunity for above-median achievement for performance above target, downward adjusted payout for below median achievement and a required minimum level of achievement for any payout to be made. For fiscal year 2016, we have also adopted a policy modifying the performance-based share awards for future grants by reducing the maximum payout from 200% to 150%, and have added a cap on the maximum payout equal to four-times the original grant date fair-market value of the awards.

•

Robust executive stock ownership requirements. We maintain an executive stock ownership policy requiring ownership of shares of our common stock with a value equal to at least 5x base salary for our CEO, 4x base salary for our CFO and 3x base salary for other members of management.

•

Compensation recovery (“clawback”) policy. Effective March 2014, all of our executive officers are subject to clawback of incentive-based compensation in the form of cash awards in the event of a financial restatement and clawback of all forms of incentive-based compensation (both cash and equity) in the event of a finding of fraud or gross misconduct.

•

Selection of compensation peer group. We use a formula-based approach, based on objective, quantitative criteria, to select peer group companies for purposes of collecting and analyzing competitive market practices, which we believe ensures that the peer group used for compensation decisions is better aligned with our financial performance and market capitalization.

We believe that the features described above effectively supplement the ongoing executive compensation-related practices that we follow to ensure promotion of stockholder interests and strong corporate governance. These practices include our policy that prohibits hedging of, or hedging against losses of, Verifone securities; provisions in our 2006 Plan that prohibit any repricing of stock options without stockholder approval; and the “double-trigger” arrangements in our change of control severance provisions for the NEOs. In addition, we do not provide material perquisites or any excise tax gross-ups to our NEOs. Our Compensation Committee retains an independent compensation consultant that advises our Compensation Committee on a regular basis, and our stockholders have direct lines of communications to our Board and Compensation Committee. We also value stockholder input on our executive compensation program, and conduct an annual stockholder advisory vote on approval of the compensation of the NEOs.

Our executive compensation program and the significant modifications made in the past eighteen months are described more fully in the Compensation Discussion & Analysis included in this Proxy Statement, and we invite you to read those important changes in connection with your vote on this Proposal 3.

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to indicate their approval of the compensation of our NEOs as described in the Compensation Discussion & Analysis included in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure included in such Proxy Statement.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the advisory vote to approve the compensation of the NEOs.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Verifone and its subsidiaries for the fiscal year ending October 31, 2016. Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2015. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Verifone and its stockholders. If our stockholders do not ratify our Audit Committee’s selection, our Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Fees for Services Provided by Independent Registered Public Accounting Firm

Audit Fees.

The following table sets forth fees incurred by us and our subsidiaries for services provided by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 31, 2015 and 2014 (in thousands):

	2015	2014
Audit fees	$6,124	$5,446
Audit-related fees	—	—
Tax fees	545	282
All other fees	4	7

Total fees	$6,673	$5,735

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of our financial statements.

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees. This category consists of fees for products and services other than the services reported above.

For fiscal years 2015 and 2014 all fees incurred by us and our subsidiaries for services provided by Ernst & Young LLP were pre-approved by our Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that our Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by our Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, our Audit Committee has established procedures by which our Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Verifone and its subsidiaries for the fiscal year ending October 31, 2016. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Verifone’s executive officers, directors and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. The officers, directors and 10% stockholders are required by SEC regulations to furnish Verifone with copies of all Section 16(a) forms they file. SEC regulations require us to identify in our Annual Report on Form 10-K anyone who failed to file, on a timely basis, reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during our fiscal year ended October 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis, with the exceptions noted below:

•	Late Form 4 reports were filed on April 15, 2015 for each of the non-employee directors in connection with the grant of stock options and restricted stock units.

•	A late Form 4 report was filed by Mr. Bhanot on December 5, 2014 in connection with the vesting of 31,950 restricted stock units (14,038 shares of which were withheld to cover applicable taxes).

Compensation Committee Interlocks and Insider Participation

For fiscal 2015, our Compensation Committee consisted of Robert B. Henske (Chairman), Wenda Harris Millard, Jonathan I. Schwartz and Jane J. Thompson. None of the members of our Compensation Committee is or was one of our officers or employees during the last fiscal year or was formerly one of our officers, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by Verifone under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at

VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134 or by telephone at (408) 232-7800. If you currently receive multiple copies of Verifone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 24, 2016

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our director and officer stock ownership guidelines, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, by writing to: VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, California 95134, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations department at (408) 232-7800.

Other Matters

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Paul Galant
Chief Executive Officer

San Jose, California

Dated: February 11, 2016

APPENDIX A

RECONCILIATION OF

NON-GAAP FINANCIAL PERFORMANCE MEASURES

TO

GAAP FINANCIAL PERFORMANCE MEASURES

A reconciliation of non-GAAP net revenues to GAAP net revenues for fiscal 2014 and 2015 (in millions):

	Fiscal 2014	Fiscal 2015
Non-GAAP net revenues	$1,871.0	$2,001.5
Amortization of step-down in deferred services net revenues at acquisition	(2.1)	(1.0)

GAAP net revenues	$1,868.9	$2,000.5

A reconciliation of non-GAAP net revenues to non-GAAP net revenues at constant currency (in millions) for fiscal 2014 and fiscal 2015:

Fiscal 2014
Non-GAAP net revenues	$1,837.6
Constant currency adjustment	24.9

Non-GAAP net revenues at constant currency	$1,862.5

Fiscal 2015
Non-GAAP net revenues	$2,001.5
Constant currency adjustment	161.5

Non-GAAP net revenues at constant currency	$2,163.0

A reconciliation of non-GAAP net income to GAAP net income (loss), as well as non-GAAP net income per diluted share (“non-GAAP EPS”) to GAAP net income per diluted share (“GAAP EPS”), for fiscal 2014 and 2015 (in millions, except per share numbers):

	Fiscal 2014	Fiscal 2015
Non-GAAP net income(1)	$171.8	$212.1
Amortization of step-down in deferred services net revenues at acquisition	(2.1)	(1.0)
Amortization of purchased intangible assets	(140.3)	(100.8)
Other merger, acquisition and divestiture related expenses	(6.6)	(1.2)
Stock based compensation	(53.9)	(42.3)
Restructure charges	(18.1)	(8.7)
Cost of debt financing	(11.2)	—
Other charges and income	(10.3)	(22.9)
Income tax effect of non-GAAP exclusions and adjustment to cash basis tax rate	32.6)	43.9

GAAP net income (loss)(1)	$(38.1)	$79.1

	Fiscal 2014(2)	Fiscal 2015
Non-GAAP EPS	$1.51	$1.83
GAAP EPS	$(0.34)	$0.68

(1)	Referred to as “Non-GAAP net income (loss) attributable to VeriFone Systems, Inc. stockholders” and “GAAP net income (loss) attributable to VeriFone Systems, Inc. stockholders,” respectively, in reports of our financial results on Form 8-K.

(2)	For fiscal year 2014, we had net income on a non-GAAP basis and a net loss on a GAAP basis. Therefore, the weighted average number of shares used in computing non-GAAP EPS includes shares that are anti-dilutive and excluded from the computation of GAAP EPS.

A reconciliation of free cash flow to GAAP net cash provided by operating activities for fiscal 2014 and 2015 (in millions):

	Fiscal 2014	Fiscal 2015
Free cash flow	$114.1	$142.9
GAAP capital expenditures	85.0	106.4

GAAP net cash provided by operating activities	$199.1	$249.3

Fiscal Quarters in Fiscal 2014 and 2015

A reconciliation of non-GAAP net revenues to GAAP net revenues for each of the quarters in fiscal 2014 and 2015 (in millions):

	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15
Non-GAAP net revenues	$437.2	$466.8	$476.4	$490.7	$486.9	$490.3	$510.0	$514.2
Amortization of step-down in deferred revenues at acquisition	(1.1)	(0.4)	(0.5)	(0.2)	(0.7)	(0.2)	(0.1)	(0.1)

GAAP net revenues	$436.1	$466.4	$475.9	$490.5	$486.2	$490.1	$509.9	$514.1

A reconciliation of non-GAAP net income to GAAP net income (loss), as well as non-GAAP net income per diluted share (“non-GAAP EPS”) to GAAP net income per diluted share (“GAAP EPS”), for each of the quarters in fiscal 2014 and 2015 (in millions, except per share numbers):

	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15
Non-GAAP net income(1)	$34.8	$41.6	$45.3	$50.1	$50.8	$50.9	$54.3	$56.2
Amortization of step-down in deferred revenues at acquisition	(1.1)	(0.4)	(0.5)	(0.2)	(0.7)	(0.2)	(0.1)	(0.1)
Amortization of purchased intangible assets	(36.1)	(35.7)	(34.6)	(33.8)	(27.0)	(25.2)	(24.5)	(24.1)
Other merger, acquisition and divestiture related revenue and expenses, net	(5.7)	(2.5)	(1.9)	3.5	1.9	(1.5)	(3.2)	1.8
Restructure charges	—	(5.7)	(10.9)	(1.5)	(1.4)	(0.2)	(6.0)	(1.2)
Stock based compensation	(15.7)	(11.9)	(13.2)	(13.0)	(12.2)	(8.9)	(11.2)	(10.0)
Costs of debt refinancing	—	—	(9.3)	(1.9)	—	—	—	—
Other charges and income	(5.2)	(17.0)	(5.9)	17.8	(4.9)	(4.6)	(7.7)	(5.7)
Income tax effect of non-GAAP exclusions and adjustment to cash basis tax rate	12.8	7.7	2.0	10.1	7.3	7.3	7.9	21.3

GAAP net income (loss)(1)	$(16.2)	$(23.9)	$(29.0)	$31.1	$13.8	$17.6	$9.5	$38.2

	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15
Non-GAAP EPS(2)	$0.31	$0.37	$0.40	$0.44	$0.44	$0.44	$0.47	$0.49
GAAP EPS(2)	$(0.15)	$(0.22)	$(0.26)	$0.27	$0.12	$0.15	$0.08	$0.33

(1)	Referred to as “Non-GAAP net income (loss) attributable to VeriFone Systems, Inc. stockholders” and “GAAP net income (loss) attributable to VeriFone Systems, Inc. stockholders,” respectively, in reports of our financial results on Form 8-K.

(2)	For the first quarter of fiscal 2014 through the third quarter of fiscal 2014, we had net income on a non-GAAP basis and a net loss on a GAAP basis. Therefore, the weighted average number of shares used in computing non-GAAP EPS for each of those quarters includes shares that are anti-dilutive and excluded from the computation of GAAP EPS.

APPENDIX B

FORM OF

AMENDED AND RESTATED VERIFONE BONUS PLAN

FOR

VERIFONE SYSTEMS, INC.

1. Purpose. The purpose of the VeriFone Amended and Restated Bonus Plan (the “Plan”) is to advance the interests of VeriFone Systems, Inc. (the “Company”) and its stockholders by providing incentives in the form of bonus awards to certain employees of the Company and any of its subsidiaries or other related business units or entities (“Affiliates”) who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Affiliates.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), as such committee is from time to time constituted. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals.

The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include the exclusive authority to select the employees to be granted bonus awards (the “Bonuses”) under the Plan, to determine the size and terms of the Bonus made to each individual selected (subject to the limitation imposed below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “Covered Employee,” as such term is defined in Section 162(m) of the Code and any rules, regulations or other guidance issued thereunder), to determine the time when Bonuses will be awarded, to establish performance objectives in respect of Bonuses and to certify in writing that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. If the Committee determines that a Bonus to be granted to a Covered Employee (or a person likely to be a Covered Employee) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of “outside directors” and, if it is not, then by a subcommittee of the Committee so comprised.

3. Participation. The Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees of the Company and its Affiliates who may participate in the Plan and be granted Bonuses under the Plan (“Participants”).

4. Bonuses under the Plan.

(a) In General. The Committee shall determine the amount of a Bonus to be granted to each Participant in accordance with subsection (b) below.

(b) Bonuses. (i) The Committee may in its discretion award a Bonus to a Participant under the Plan subject to the terms and conditions of this subsection (b); provided, however, that to the extent a Bonus is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Bonus, in each case, in its discretion. Subject to clause (iii) of this Section 4(b), the amount of a Participant’s Bonus shall be an amount determinable from written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if for a period shorter than one year, the number of days that is equal to 25 percent of the relevant performance period. The maximum aggregate limit on Bonuses that may be awarded under this Plan to any Participant with respect to any calendar year is $3 million.

(ii) The amount of any Bonus will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the Committee. One or more of the following business criteria shall be used by the Committee in establishing performance goals for Bonuses: (A) attainment of research and development milestones, (B) bookings, business divestitures and acquisitions, (C) cash flow, (D) cash position, (E) contract awards or backlog, (F) customer renewals, (G) customer retention rates from an acquired company, business unit or division, (H) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (I) earnings per Share, (J) expenses, (K) gross margin, (L) growth in shareholder value relative to the moving average of the S&P 500 Index, S&P North American Technology Sector Index or another index, (M) internal rate of return, (N) market share, (O) net income, (P) net profit, (Q) net sales, (R) new product development, (S) new product invention or innovation, (T) number of customers, (U) operating cash flow, (V) operating expenses, (X) operating income, (Y) operating margin, (Z) overhead or other expense reduction, (AA) product defect measures, (BB) product release timelines, (CC) productivity, (DD) profit, (EE) return on assets, (FF) return on capital, (GG) return on equity,(HH) return on investment, (II) return on sales, (JJ) revenue, (KK) revenue growth, (LL) sales results, (MM) sales growth, (NN) stock price, (OO) time to market, (PP) total shareholder return, (QQ) working capital, and (PP) contribution margin.

Any of the business criteria set forth above may be (1) measured in absolute terms, (2) measured in terms of growth, (3) compared to another company or companies, (4) measured against the market as a whole and/or according to applicable market indices, (5) measured against the performance of the Company as a whole or a subsidiary, business unit or segment of the Company and/or (6) measured on a pre-tax or post-tax basis (if applicable). Further, any performance goals may be used to measure the performance of the Company as a whole or a subsidiary, business unit or other segment of the company, or one or more product lines or specific markets and may be measured relative to a peer group or index. To the extent a Bonus is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, prior to the pre-approval of the performance goals for such Bonus, the Committee will determine whether any significant element or elements will be included in or excluded from the calculation of any performance goal with respect to any Participant. In all other respects, performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of a Bonus and which is consistently applied with respect to a performance goal in the relevant performance period. The Committee will appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. In addition, the Committee will adjust any performance criteria, performance goal or other feature of a Bonus that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(iii) The Committee shall determine (in writing with respect to any Covered Employee) whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Bonus. No Bonuses will be paid until such certification is made by the Committee. Bonuses shall be paid no later than March 15th of the year following the fiscal year during which the performance period ends.

(iv) The provisions of this Section 4(b) shall be administered and interpreted in accordance with Section 162(m) of the Code with respect to the payment of Bonuses to Covered Employees.

(v) Bonuses under the Plan shall generally paid in cash. Notwithstanding the foregoing, the Committee shall have the discretion to grant Bonuses hereunder that are granted in the form of, or are designated as payable in the form of, Company shares subject to achievement of the applicable performance goals. To the extent a Bonus that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code is granted in the form of Company shares or distributed in the form of Company shares, the performance goals shall be established under the terms of this Plan and such shares shall be granted under the Company’s 2006 Equity Incentive Plan or any applicable successor plan.

5. Designation of Beneficiary by Participant. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Committee, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant’s death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant’s death, without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the duly authorized representatives of the Committee or its delegate prior to the Participant’s death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant’s estate.

6. Miscellaneous Provisions.

(a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

(b) Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

(c) The Committee shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus and to include with respect to any award any change in control provision.

(d) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(e) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict the Company from charging an Affiliate that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of the Company’s unsecured, subordinated creditors, and shall be subordinated to the claims of the customers and clients of the Company. All expenses involved in administering the Plan shall be borne by the Company.

(f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

(g) The Plan was initially effective as of November 1, 2005, and was approved by Company shareholders on March 22, 2006 and June 29, 2011. This amended and restated version of the Plan shall be effective as of November 1, 2015 (the “Effective Date”), subject to the affirmative vote of the holders of a majority of all shares of Common Stock of the Company present in person or by proxy at the Annual Meeting of the Company to be held on March 24, 2016.

7. Plan Amendment or Suspension. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee or the Board without the consent of the Company’s stockholders or any Participant; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation.

8. Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

9. Actions and Decisions Regarding the Business or Operations of the Company and/or its Affiliates. Notwithstanding anything in the Plan to the contrary, neither the Company nor any of its Affiliates nor their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

10. Section 409A of the Code. Bonuses under this Plan are intended to be exempt from Section 409A of the Code as a “short-term deferral” (within the meaning of Section 409A). However, to the extent a Participant would otherwise be entitled to a Bonus under this Plan and such Bonus is deemed to constitute “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A) such Bonus will be paid to the Participant on the earlier of the six (6) month anniversary of the Participant’s date of termination or the Participant’s death.

Verifone®
VERIFONE SYSTEMS, INC.
C/O COMPUTERSHARE
P.O. BOX 30170
College Station, TX 77842
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by VeriFone Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
The Board of Directors recommends you vote FOR the following:
1. Election of Directors For Against Abstain
1.1 Robert W. Alspaugh
1.2 Karen Austin
1.3 Paul Galant
1.4 Alex W. (Pete) Hart
1.5 Robert B. Henske
1.6 Wenda Harris Millard
1.7 Eitan Raff
1.8 Jonathan I. Schwartz
1.9 Jane J. Thompson
For address change/comments, mark here.
(see reverse for instructions) Yes No
Please indicate if you plan to attend this meeting
The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain
2 Approval of the Amended and Restated Verifone Bonus Plan.
3 An advisory vote to approve the compensation of our named executive officers.
4 Ratification of the selection of Ernst & Young LLP as Verifone’s independent registered public accounting firm for our fiscal year ending October 31, 2016.
NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000262698_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2015 Annual Report, 2016 Notice & Proxy Statement is/are available at www.proxyvote.com .
VERIFONE SYSTEMS, INC.
PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 24, 2016 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Paul Galant and Marc E. Rothman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Systems, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2016 Annual Meeting of Stockholders of VeriFone Systems, Inc. to be held at VeriFone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134 on March 24, 2016, at 9:30 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000262698_2 R1.0.0.51160